UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 6, 2008

aVINCI MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-17288	75-2193593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11781 South Lone Peak Parkway, Suite 270

Draper, UT 84020
(Address of principal executive offices) (Zip Code)

801- 495-5700

(Registrant’s telephone number, including area code)

Secure Alliance Holdings Corporation
5700 Northwest Central Drive, Suite 350
Houston, TX 77092
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management.  When used in the filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements.  Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and result of operations and any businesses that may be acquired by Registrant.  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements.  Except as required by applicable law, including the securities laws of the United States, registrant does not intend to update any of the forward looking statements to conform these statements to actual results.  The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes that will be filed herein.

Form 10 Disclosure

Item 2.01(f) of Form 8-K states that if the Registrant was a "shell" company immediately before a transaction that results in the Registrant not being deemed a shell company following the transaction, then the Registrant must disclose in a current report on Form 8-K the information that would be required if the Registrant were filing a general form for registration of securities on Form 10. Accordingly, this current report on Form 8- K includes substantially all of the information that would be included in a Form 10.

ITEM 2.01.   COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

Reverse Merger Transaction; Acquisition of Sequoia Media Group, LC

Pursuant to an Agreement and Plan of Merger and Reorganization dated December 6, 2007 and amended March 31, 2008 (the “Merger Agreement”), by and among Secure Alliance Holdings Corporation (the “Company”), SMG Utah, LC, a Utah limited liability company (“Merger Sub”) and wholly owned subsidiary of the Company, and Sequoia Media Group, LC, a Utah limited liability company (“Sequoia”), Merger Sub merged with and into Sequoia, with Sequoia remaining as the surviving entity and a wholly owned operating subsidiary of the Company.  This transaction is referred to throughout this report as the “Merger.”  The Merger was effective on June 6, 2008, upon the filing of articles of merger with the Utah Division of Corporations.

In connection with the Merger, the Company effected a 1-for-2 reverse split of its issued and outstanding common stock.  Accordingly, the 19,484,032 shares of our common stock issued and outstanding immediately prior to the Merger were reduced to approximately 9,742,016 shares (subject to rounding) as a result of the Merger.  We issued 38,986,114 post split shares of our common stock in the Merger to the holders of Sequoia membership interests.  As a result of the reverse split and the Merger, there are now approximately 48,728,130 shares of our common stock issued and outstanding.

At the effective time of the Merger, the legal existence of Merger Sub ceased and each of the membership interests of Merger Sub that were outstanding immediately prior to the Merger were converted into membership interests of Sequoia.  Simultaneously, the former members of Sequoia received an aggregate of 38,986,114 shares of the Company’s common stock, representing approximately 80% of the Company’s common stock outstanding immediately after the Merger.  The Merger represents a change in control of the Company inasmuch as greater than 50% of the issued and outstanding voting stock of Company on a post-Merger basis is now held by the former holders of Sequoia membership units.

Pursuant to the Merger Agreement, we made a cash distribution of $2,000,000 (the “Dividend”) to our stockholders of record as of May 20, 2008. The Dividend was paid on June 4, 2008.  The former holders of Sequoia membership units did not receive any portion of the Dividend.

The Merger Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2007, and is incorporated herein by this reference.  The Merger Agreement was amended on March 31, 2008 and such amendment was filed as Exhibit 2.1 to a Form 8-K on April 4, 2008, and is incorporated herein by this reference. The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the Merger Agreement.  Additional information about the Merger and related proposals is set forth in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on April 29, 2008 and thereafter distributed to the Company’s stockholders.

In connection with the Merger transaction, we amended our Certificate of Incorporation to (i) change our name from Secure Alliance Holdings Corporation to aVinci Media Corporation; (ii) increase our authorized shares of common stock from 100,000,000 to 250,000,000; (iii) authorize a class of preferred stock consisting of 50,000,000 shares of $.01 per value preferred stock; and (iv) effect a -1-for-2 reverse stock split.

Throughout this Form 8-K the “Company” means aVinci Media Corporation (formerly known as Secure Alliance Holdings Corporation). Reference to “we”, “us” and “our” means the Company and our wholly-owned subsidiary, Sequoia.

Stockholder Approval

A Special Meeting of the Company’s stockholders was held on May 29, 2008 to consider and vote upon the following proposals (the “Transaction Proposals”):

1.	A proposal to approve the Merger Agreement, pursuant to which Merger Sub will merge with and into Sequoia with Sequoia becoming the surviving entity and our wholly owned subsidiary;

2.
A proposal to file a certificate of amendment to our Certificate of Incorporation  to effect a 1-for-2 reverse stock split (the “Reverse Stock Split”) of our common stock, par value $.01 per share (the “Common Stock”), such that holders of our Common Stock will receive one share for each two shares they own;

3.
A proposal to file a certificate of amendment to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 100,000,000 to 250,000,000 and to authorize a class of preferred stock consisting of 50,000,000 shares of $.01 par value preferred stock;

4.	A proposal to file a certificate of amendment to our Certificate of Incorporation to change our name from “Secure Alliance Holdings Corporation” to “aVinci Media Corporation” and

5.	A proposal to approve our 2008 Stock Incentive Plan (the “2008 Plan”).

Each of the Transaction Proposals was approved by the stockholders of the Company at the Special Meeting of Stockholders. At the record date, for the special meeting, April 16, 2008, we had 19,484,032 shares of common stock (calculated prior to the Reverse Stock Split) issued and outstanding. Each share of common stock entitled its holder to one vote on each matter submitted to the stockholders of the Special Meeting of Stockholders.

Description of Business of Sequoia

General Development of Sequoia’s Business

Sequoia is a Utah limited liability company organized on March 28, 2003 under the name Life Dimensions, LC.  In 2003, Sequoia changed its name from Life Dimensions, LC to Sequoia Media Group, LC.  Sequoia’s operations are currently governed by a Board of Managers made up of five managers, three of whom are the original founders and two of whom were appointed as part of a private equity investment.  Substantially all of its business is conducted out of its Draper, Utah office.  Sequoia also has an office in Bentonville, Arkansas to help service Wal-Mart, which is one of its largest retail customers.

Sequoia has developed and deployed a software technology that employs “Automated Multimedia Object Models,” its patent-pending way of turning consumer captured images, video, and audio into complete digital files in the form of full-motion movies, DVD’s, photo books, posters and streaming media files.  Sequoia filed its first provisional patent in early 2004 for patent protection on various aspects of its technology with a full filing occurring in early 2005, and Sequoia has filed several patents since that time as part of its intellectual property strategy.  Sequoia’s technology carries the brand names of “aVinci” and “aVinci Experience.”

In May 2004 Sequoia signed its first client agreement with BigPlanet, a division of NuSkin International, Inc.  (“NuSkin”).  Under the terms of its BigPlanet agreement, Sequoia supplied them with its software technology that they marketed, sold, and fulfilled for their consumers.  Revenues from BigPlanet represent substantially all of Sequoia’s sales through 2007 at approximately $3.4 million from May 2004 through December 2007.  Sequoia’s agreement with BigPlanet expired on December 31, 2007.  BigPlanet continues to offer Sequoia DVD products and pays a per-product royalty for products made on a monthly basis resulting in a royalty of approximately $2,000 per month.

Since inception, Sequoia has continued to develop and refine its technology to be able to provide higher quality products through a variety of distribution models including in-store kiosks, retail kits, and online downloads.  Sequoia’s business strategy has been to develop a product solution that provides users with professionally created templates to automatically create personalized products by simply adding end customer images.

Sequoia’s business efforts during 2006 and 2007 were directed at developing relationships with mass retailers.  Sequoia signed an agreement to provide its technology in Meijer stores at the end of 2006.  Due to an integration problem issue with a third party supplier to Meijer, Sequoia has been delayed in deploying its software technology in Meijer stores.  However, Sequoia is currently working with a new vendor, Hewlett Packard, and recently launched its products in Meijer stores in April 2008.

During 2007, Sequoia signed an agreement with Fujicolor to deploy its technology on their kiosks located in domestic Wal-Mart stores.  Sequoia’s initial integration and deployment with Fujicolor in domestic Wal-Mart stores took place in the third quarter of 2007, with a software update scheduled for the third quarter of 2008 to enhance the user experience and the product offering.

Initial operations before Sequoia’s formal entity organization in March 2003 were funded through founder contributions.  Operations since May 2004 have been funded by royalty revenue received from BigPlanet, totaling approximately $3.4 million to date; from outside investment capital, totaling approximately $9.8 million to date; and from loans from Secure (associated with the Merger transaction) totaling approximately $2.5 million.

From pre-organization through Sequoia’s initial contract, the founders contributed approximately $150,000.  These initial contributions were provided in exchange for promissory notes bearing interest at 10%, the principal and interest of which were converted into convertible debentures bearing interest at 10% with a term of 13 months through January 31, 2005.  The debentures and interest were converted into Series A preferred membership interests (the “Series A Preferred Units”) in January 2005.  The preferences of the Series A Preferred Units was the right to convert the Series A Preferred Units into an investment in a future financing if, at anytime within 12 months of receiving the Series A Preferred Units, Sequoia raised capital at a lower valuation than such Series A Preferred Units holders’ initial investment (which did not occur), and the right to receive distributions upon a liquidating event before common unit holders receive distributions.  All of the Series A Preferred Units were converted into common units prior to the Merger..

During the fourth quarter of 2003, Sequoia initiated a small private offering that closed in the first quarter of 2004.  The offering consisted of 12-month convertible debt, bearing interest at the annual rate of 10%.  In January 2005, all but $30,000 of the debt converted into Series A preferred.  In February 2005, Sequoia closed a private offering of approximately $150,000 consisting of the sale of common units, and it followed that offering with another offering in June of 2005, consisting of the sale of common units through which Sequoia raised an additional $173,000.

Needing more capital to continue pursuing its business plan through 2006, Sequoia undertook a larger private offering consisting of 12-month convertible debt, bearing interest at 10%.  The offering was taken in its entirety by Amerivon Investment, LLC (“Amerivon”), who invested a total of $829,250.  At the time of the investment, Amerivon placed a member on Sequoia’s Board of Managers.  In August 2006, Amerivon invested an additional $1,564,000 in a convertible debt offering, bearing interest at 9%, intended to bridge Sequoia to a subsequent preferred equity offering targeting $5 to $7 million.  During the first quarter of 2007, Amerivon provided additional bridge financing of $1,000,000 and an additional $535,000 of bridge financing during the second quarter of 2007.  In May 2007, Sequoia closed the preferred equity offering with Amerivon at which time Amerivon converted approximately $2.4 million in aggregate convertible debt held by Amerivon, together with accumulated interest into common units of Sequoia.  Amerivon also provided approximately $4.9 million in additional cash, which, along with $1.5 million of the bridge financing provided during 2007, plus accumulated interest, was used to purchase a total of $6.4 million of Sequoia’s Series B preferred.  Upon the closing of the Series B preferred offering, Amerivon placed a second member on Sequoia’s Board of Managers.

The Series B preferred entitled its holders to redemption rights after four years, annual dividends equal to 8% of the principal amount of the investment, and the right to receive distributions before common and Series A preferred holders receive distributions upon liquidation.  The Series B preferred owners converted all of their Series B preferred units into common units immediately prior to the Merger.

Financial Information about Operating Segments

Sequoia conducts business within one operating segment in the United States.  From 2004 through 2007, Sequoia generated revenues primarily with one customer, BigPlanet, a division of NuSkin.  Beginning in 2008, Sequoia began generating revenues primarily through its agreements with Fujicolor (in Wal-Mart stores), Costco.com, Meijer Stores and Qualex.

Description of Business

Software Technology and Products

Sequoia makes software technology that it packages in various forms available to mass retailers, specialty retailers, Internet portals and websites that allow end consumers to use an automated process to create products such as DVD productions, photo books, posters, calendars, and other print media products from consumer photographs, digital pictures, video, and other media.  Sequoia’s customers are retailers and other vendors and not end consumers.  Sequoia enables its customers to sell its products to the end consumer who remain customers of its vendor and do not become its customers directly.  Sequoia currently delivers its technology to end consumers through (i) third party photo kiosks at mass and specialty retail outlets, (ii) retail kit shrink wrapped software at mass and specialty retail outlets, (iii) simple software downloads through third party Internet sites, (iv) simple software downloads though its own managed Internet site to which third party Internet sites are linked, and (v) on its own managed web servers on the world wide web to which third party Internet sites are linked.

Generally all of Sequoia’s products require the end consumer to simply supply digital images.  Sequoia supplies preformatted templates for an occasion, event, or style such as a wedding, birthday, or activity that fits a particular style.  A template for a DVD generally includes six to eight different scenes that incorporate background images related to that particular template theme.  Each scene is built around four to ten digital image frames, or placeholders, where user supplied images are placed to have the appearance of being part of the themed contextual images Sequoia supplies to support the template theme.  Sequoia utilizes a technique it calls “layering,” (which is the subject of its patent) to stitch together its supplied images with the user-supplied images to produce a themed DVD movie.  Scenes may involve panning over the user images as though they are photographs sitting on a table, or having user images appear in frames sitting on a mantle as the camera angle appears to change and move around the mantle piece, to describe a few of the hundreds of scene effects Sequoia utilizes.  Each template also provides a pre-designated position and font for a unique title, and in some instances subtitle and other text, to be added by the end consumer.  The scenes are assembled in an order to give the production a feeling of telling a story.  Each template also comes with a default sound track selected to match the template theme.  In some applications of Sequoia’s software, the consumer can select from one of several music selections fitted to the selected theme.  All of the images and music Sequoia supplies with the themed templates are owned by Sequoia or have been fully licensed from the owners of the rights.

Using a wedding DVD template that is supplied on a retail kiosk as an example, a consumer brings a CD or photo storage card containing his or her images to a kiosk located in a retailer’s store.  The consumer inserts the image storage device into the kiosk reader and the kiosk loads the user images onto the kiosk.  The user then chooses to make a DVD from a menu on the kiosk at which point our software is launched.  The user browses the categories and selects “wedding” from among four to six categories of templates and then selects “wedding day” from a few different wedding templates.  The user next selects 40 photos from his or her user supplied images to be incorporated into the template and can rotate and move the images into the preferred orientation and order.  A title and subtitle, such as “John and Jessica’s Wedding,” “November 14, 2007,” are typed into the kiosk by the user and the user specifies the number of copies he or she wants to purchase.  With this, the user has successfully ordered a wedding DVD.

Upon completion of an order, Sequoia takes the order information and images and builds the DVD product remotely at its offices.  The user then gets back a DVD case with the users pictures on the cover containing a DVD with the user’s image printed on the DVD as a label and an insert containing thumbnail sized images of each user image used to make the DVD.  The DVD plays on standard DVD players and starts with a customer or aVinci branded “spin-up” to get to a standard navigation screen.  The navigation screen shows a user image in a contextual background consisting of wedding flowers.  By pressing the “Play” button, the movie is launched with the first scene featuring a wedding announcement with John and Jessica’s name in a rich stylistic font.  The perceived camera angle then pans over to a digitally created frame containing a picture of the bride supplied by the user, while soft wedding themed music plays.  The scenes transition with pictures of flowers taking the viewer through the wedding day.  The DVD ends with credits for licensed media and audio used to produce the DVD production.

Sequoia’s photo books are created in the same fashion as described for DVDs, only Sequoia’s templates are created and laid out to tell the themed story in the form of a ten to twenty page, eight by eleven inch photo book.  Book pages are laid out by Sequoia’s design experts, printed on a digital press and hardbound.  Posters incorporate one or more user images into themed art matching DVD and photo book themes.  Sequoia is not currently selling any photo books, posters, or other print products to end consumers because Sequoia is still in the final stages of development.  Sequoia plans to launch its first photo book and poster products during the second quarter of 2008 although it cannot be assured of when the products will launch.

Product Delivery Model

Under Sequoia’s business model, Sequoia integrates with retail or other vending customers according to each customer’s business plan.  Sequoia’s customers maintain the end consumer relationship and control as much of the image capture, product creation, and delivery of product as they desire based largely upon the product delivery method they select.  Sequoia does the rest.  Whatever Sequoia’s customers want to pass to it to manage, Sequoia manages.

With its kiosk model, Sequoia integrates with a third party kiosk provider and integrates its software onto the kiosk.  End consumers using the kiosk load their images onto the kiosk and can make a variety of products.  With Sequoia’s software on the kiosk, when the consumer chooses to make a DVD product, its software launches and takes the consumer through the process of selecting a theme, a specific production type (called a storyboard), the photos to be integrated into the product, a title, and the order quantity.  The kiosk then generates an order confirmation for the consumer who uses the confirmation to pick up and pay for the order when complete.  Upon completion the kiosk order goes either to the retailer’s lab to be fulfilled in store or to central processing to be fulfilled remotely.

Retailers and vendors can stock Sequoia’s retail kit product which consists of a small box containing a CD containing a simplified version of its production software for a specific production type (such as Wedding) and a product code.  The end consumer pays for the product at the store and can then use the CD at home or work to place their prepaid product order.  The CD loads the software onto the customer’s computer and walks the customer through the process of selecting his or her digital images to be used in creating the product, typing any unique consumer information such as a customized title and subtitle, entering order information for shipping, and uploading the order information and image files for remote fulfillment.

With third party Internet sites, the process is similar to Sequoia’s retail kit product except for how the consumer loads the simple software on his or her computer and how he or she pays for the product order.  With an Internet vendor that manages Sequoia’s software through their site, Sequoia supplies the vendor with its software download.  The consumer then downloads the simple software from the vendor’s web servers over the Internet.  The software loads and walks the customer through the process of selecting his or her digital images to be used in creating the product, typing any unique consumer information such as a customized title and subtitle, entering order information for shipping, taking the consumer’s credit card information to process the payment transaction for products ordered via a secure Internet transaction, and uploading the order for remote fulfillment.

In the event a retailer or vendor wants Sequoia to manage the software download, they simply provide a link on their website to Sequoia and Sequoia provides the simple software download from its web servers over the Internet.  The consumer process then works as outlined for a third party Internet site deployment.  Following the software download, the software loads and walks the customer through the process of selecting his or her digital images to be used in creating the product, typing any unique consumer information such as a customized title and subtitle, entering order information for shipping, taking the consumers credit card information to process the payment transaction for products ordered via a secure Internet transaction, and uploading the order for remote fulfillment.

As a companion to the retail kit product, Sequoia is launching in the second quarter of 2008 a web site that will allow consumers who upload orders using the retail kit software to order additional copies and additional products on the web site.  Under this business model, the consumer uploads the product order purchased as a retail kit product.  Upon receipt of the order, Sequoia provides the consumer with a dialogue box asking if they would like to add additional copies of the created product to his or her order, and if he or she would like to order a companion photo book or poster to the order.  If the customer chooses to order additional products, Sequoia processes the payment transaction for the products ordered via a secure Internet transaction.

To date Sequoia’s customers have elected to have products fulfilled remotely.  Sequoia fulfills all the products either in house or through third party vending partners.  Once a consumer orders a product by selecting the product and the pictures and his or her images to be used in creating the product, the order and images are received by Sequoia’s web servers deployed by it in-house or with third party vendors Sequoia contracts with to do its fulfillment work.  The servers process the orders and photos and pass the electronic filed off to computers that build the final product and send the files to be burned on a DVD or printed on a print media product such as a photo book or poster.  Finished products are shipped to retail customers for delivery to end customers or directly to end customers depending on the retail customer’s business model.

Sequoia’s revenue model generally relies on a per product royalty.  With all product deployments except the retail kit product, each time an end customer makes a product utilizing Sequoia’s technology, Sequoia receives a royalty from its retail customers.  From the royalty received, Sequoia pays the royalties associated with licensed media and technology.  If Sequoia is performing product fulfillment, Sequoia also pays the costs of good associated with production of the product.  If Sequoia’s customer utilizes in-store fulfillment, its customer pays the cost of goods associated with production.

Sequoia currently has fulfillment hardware deployed in two locations including its Draper, Utah office and a Qualex (a subsidiary of Eastman Kodak Company) facility in Allentown, Pennsylvania that allow for the fulfillment of DVD products.  Both locations have computer server configurations and DVD burning and printing units.  DVD supplies, including DVD media supplied by Verbatim and Taiyo Yuden, DVD cases, and paper for printing DVD case covers, are inventoried to be able to meet customer DVD fulfillment needs.  Sequoia’s photo book and poster product fulfillment operations are in the implementation stage.  Sequoia intends to fulfill photo books and posters with third party fulfillment partners.  Currently, Sequoia has a fulfillment agreement with Qualex to build and ship many of its DVDs, photo books and posters for select customers.  Integration with Qualex for creating DVD media was completed in February 2008.

Customers

In May 2004, Sequoia signed its first client agreement with BigPlanet, a division of NuSkin.  NuSkin is a global direct selling company.  NuSkin markets premium-quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology-based products and services under the Big Planet® brand.  BigPlanet, NuSkin’s technology division, offers its customers ways to easily preserve, organize, share and enjoy photos online.  Under the terms of its BigPlanet agreement, Sequoia supplied software technology to build DVD movies which BigPlanet marketed, sold, and fulfilled for their consumers under their brand name “PhotoMax.”  Revenues from BigPlanet represented substantially all of Sequoia’s sales through 2007 at approximately $3.4 million to date.  The agreement required an annual minimum guaranteed royalty of $1 million, which was payable monthly in the amount of $83,333.33.  Sequoia’s agreement with BigPlanet expired on December 31, 2007 and Sequoia has been paid current through the end of the term.  BigPlanet continues to offer Sequoia DVD products and pays a per-product royalty for products made on a monthly basis.

On September 18, 2006, Sequoia signed an agreement to provide its technology in Meijer stores.  Meijer Distribution, Inc. (“Meijer”) is a Michigan-based retailer that operates 181 super centers throughout the mid-west.  Sequoia’s agreement term with Meijer continues through a date two years from the date Meijer first makes Sequoia’s software technology available to end consumers, subject to automatic renewal for additional 12-month periods after the initial term.  Under the terms, Meijer purchases DVD kits from Sequoia consisting of a pre-labeled DVD, DVD cover and paper for the case cover, and inserts printed with thumbnail size images of all the user photographs provided for use in the DVD production.  Meijer placed and paid for an initial purchase order of DVD kits, for approximately $109,000, but due to an integration issue with a third party supplier to Meijer, the deployment was delayed.  Meijer entered into an agreement with Hewlett Packard to deploy a photo kiosk solution in Meijer stores.  Sequoia is currently working with Hewlett Packard and Sequoia’s software was launched in Meijer stores in April 2008 with full deployment through the 180 store chain in May 2008.

In January 2006, Sequoia signed an agreement with Storefront, a photo kiosk company.  Storefront anticipated deploying Sequoia’s software on client kiosks in retailers such as King Soopers, Smith’s, Fred Meyer, Ralph’s and others.  Storefront has not deployed Sequoia’s software to date and Sequoia does not know if they will ever deploy Sequoia software with their customers.

On September 1, 2007, Sequoia signed an agreement with Qualex, Inc. (“Qualex”) to allow for the distribution of its software product to Qualex customers.  Qualex, a wholly owned subsidiary of Eastman Kodak, is the largest wholesale and on-site photofinishing company in the world and it offers traditional print and digital output solutions by operating a large network of commercial and in store labs throughout the United States and Canada.  The agreement term is through September 30, 2009, at which point it is subject to extension for additional 12-month terms at the election of either party.  Qualex will provide the fulfillment services for all of its customers and Sequoia will receive a royalty per product produced.  Sequoia also signed a separate agreement with Qualex at the same time that provides for Qualex to perform fulfillment services for select customers.  As part of the agreement, Sequoia has deployed its fulfillment technology and equipment in Qualex’s Allentown, Pennsylvania fulfillment center.  Sequoia began processing live orders in February 2008 with Qualex.

During 2007 at the request of Wal-Mart, Sequoia signed an agreement with Fujicolor to deploy its technology on Fujicolor kiosks located in domestic Wal-Mart stores.  Wal-Mart is a worldwide retailer with more than 5,000 domestic retail stores.  Fujicolor is part of Fujifilm, which is a world leader in photographic products and technology.  Sequoia’s initial integration and deployment with Fujicolor in domestic Wal-Mart stores took place in the third quarter of 2007.  Sequoia’s DVD product offering is currently deployed throughout domestic Wal-Mart stores on Fujicolor kiosks in more than 3,000 stores.  Upon deployment with Fujicolor, Sequoia intended to update the first version of its software within several months.  Because of software updates Fujicolor is making to its kiosks generally, Sequoia has not been able to deploy any updates.  Sequoia is working with Fujicolor currently and anticipates updating its software in the third quarter of 2008.

Sequoia also became a Wal-Mart vendor and will begin shipping Sequoia’s retail kit product to 200 Wal-Mart stores in June 2008, with a wider rollout anticipated based upon initial sales in the 200 deployed stores.

In January 2008, Sequoia signed an agreement with Costco.com, to deliver its DVD product online.  Sequoia’s DVD product began being offered at Costco.com on the “photo” category at the end of March 2008.

In addition to its current customers, Sequoia continues to actively negotiate agreements and relationships with other mass and specialty retailers and other vending partners.

Competitors

Sequoia’s competitors consist primarily of professional videographers on the high-cost end and slideshow software programs on the low-cost end, with varying software tools in the middle.  Unfamiliar evaluators on the surface may attempt to compare the low-end slide show creator products with Sequoia’s products, but when compared side by side differences are readily seen in production quality and detail.  Generally only user images are included in the slide show and context; graphics, audio, and music are not included.  Finished productions are generally poor quality and lack any meaningful emotional impact.

Software providers who supply consumer tools or solutions for consumers to make their own DVD productions include Adobe, Microsoft, Ulead, PhotoShow, Roxio, among others.  The closest direct competitive products to Sequoia’s technology are software tools such as iPhoto, iMovie and Final Cut Pro from Apple, each of which require users to spend a significant sum for the software, devote extensive time to master software usage, and significant time to create each individual production.  Additional competitors include Simple Star, MuVee, RocketLife, PhotoDex, and Smilebox all of which offer similar products.

Common to software tools are their lack of automation.  The user spends a vast amount of time mastering software to produce the same sort of automated results that can otherwise be accomplished very quickly with Sequoia’s products.  A software user must first import media, organize it, choose timing and effects, edit music to length then render the production.  The rendered production must then be committed to DVD where the user has to then design a DVD interface before burning to DVD to have any navigation capabilities.

Employees

As of June 6, 2008, Sequoia had 34 full-time employees and 7 part-time employees.  Most of its employees work in its primary business office in Draper, Utah.

Properties

Sequoia currently leases approximately 13,000 square feet of office space at 11781 Lone Peak Parkway, Suite 270, Draper, Utah 84020.  Its current lease term ends on April 30, 2010.  Sequoia has a good relationship with its landlord, DBSI Draper LeaseCo LLC.  Sequoia conducts its corporate, development, sales, and certain manufacturing operations out of its Draper office.  Sequoia’s main telephone number is (801) 495-5700 and its facsimile number (801) 495-5701.  Sequoia maintains a web site at www.sequoiamg.com.  Sequoia leases space in a computer hardware collocation facility in Salt Lake City and has a good relationship with the landlord.

In Bentonville, Arkansas, Sequoia rents an office in an office suite consisting of one office of about 300 square feet which houses one employee.  Sequoia uses the office when it visits Wal-Mart corporate offices.

Legal Proceedings

On December 17, 2007, Robert L. Bishop, who worked with Sequoia in a limited capacity in 2004 and is a current member of a limited liability company that owns an equity interest in Sequoia, filed a legal claim alleging a right to unpaid wages and/or commissions (with no amount specified) and company equity.  The Complaint was served on Sequoia on January 7, 2008.  Sequoia timely filed an Answer denying Mr. Bishop’s claims and counterclaiming interference by Mr. Bishop with Sequoia’s capital raising efforts.  Sequoia intends to vigorously defend against Mr. Bishop’s claims and pursue Sequoia’s counterclaim.

Intellectual Property

In early 2003, through patent counsel, Sequoia performed an initial patent search for products and processes similar to its software technology.  The search revealed no prior art.  In January 2004, Sequoia filed initial patent applications seeking broad patent protection for its ideas, technologies, point-of-sale business concept, and the system of automating solutions through the use of pre-constructed templates.
Since its initial filing, Sequoia has completed additional filings to extend and broaden its patent protection.  In February 2005, Sequoia filed for international patent protection based on its original patents pending, filings with the individual countries in Europe and Asia to secure the patents internationally.

As part of its product development, Sequoia routinely licenses media content such as pictures, videos and audio to create products.  Sequoia has numerous license agreements with stock image and music sources that it routinely reviews and keeps current.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical financial data for Sequoia the accounting acquirer in the merger with Secure. The following data at, and for the years ended December 31, 2007 and 2006, have been derived from Sequoia’s audited financial statements included as an Exhibit to this Form 8-K. The following data at March 31, 2008 and for the three months ended March 31, 2008 and 2007 have been derived from Sequoia’s unaudited financial statements for the three-month periods included as an Exhibit to this Form 8-K. You should read the following information together with our financial statements, the notes related thereto and the section entitled “Sequoia’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Report. The historical results are not necessarily indicative of future results

	(Unaudited)
	Three-Months Ended		Year Ended
	March 31,		December 31,
Summary Operating Data:	2008	2007	2007	2006

Revenues	$73,496	$173,911	$541,856	$739,200
Operating expense:
Cost of sales	173,097	21,615	57,068	–
Research and development	560,377	344,429	1,890,852	1,067,687
Selling and marketing	517,161	298,817	1,351,860	547,448
General and administrative	1,144,240	597,120	3,677,326	1,755,127
Depreciation and amortization	56,998	43,245	277,458	103,160

Total operating expense	2,451,873	1,305,226	7,254,564	3,473,422

Loss from operations	(2,378,377)	(1,131,315)	(6,712,708)	(2,734,222)

Other income (expense):
Interest income	11,129	4,546	66,524	4,726
Interest expense	(71,289)	(342,242)	(693,217)	(806,439)
Net other income (expense)	(60,160)	(337,696)	(626,693)	(801,713)
Net loss	(2,438,537)	(1,469,011)	(7,339,401)	(3,535,935)

Deemed dividend on Series B redeemable
convertible preferred units	–	–	(190,000)	–
Dividends on Series B redeemable
convertible preferred units	(131,353)	–	(308,251)	–

Net loss applicable to common units	$(2,569,890)	$(1,469,011)	$(7,837,652)	$(3,535,935)

Loss per common unit – basic and diluted	$(0.09)	$(0.07)	$(0.30)	$(0.16)

Weighted average common units – basic and diluted	30,228,842	21,547,422	26,453,062	21,547,422

	Unaudited
	As of March 31,	As of December 31,
Summary Balance Sheet Data:	2008	2007	2006
Cash and cash equivalents	985,461	859,069	168,692
Total current assets	1,694,050	1,768,569	774,811
Total assets	2,713,250	2,854,189	1,265,211
Total current liabilities	4,826,776	2,857,608	3,436,668
Long term obligations	265,363	294,450	–
Total members’ (deficit)	(8,982,071)	(6,901,051)	(2,171,457)
Working (deficit)	(3,132,726)	(1,089,039)	(2,661,857)

Sequoia’s Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Overview

Sequoia makes software technology that it packages in various forms available to mass retailers, specialty retailers, Internet portals and web sites that allow end consumers to use an automated process to create products such as DVD productions, photo books, posters, calendars, and other print media products from consumer photographs, digital pictures, video, and other media.  Sequoia’s customers are retailers and other vendors and not end consumers.  Sequoia enables its customers to sell its products to the end consumer who remain customers of the vendor.

Sequoia’s revenue model generally relies on a per product royalty.  With all product deployments except a retail kit product, each time an end customer makes a product utilizing Sequoia’s technology, Sequoia receives a royalty from its retail customer.  From the royalties received, Sequoia pays the royalties associated with licensed media and technology.  If Sequoia is performing product fulfillment, Sequoia also pays the costs of goods associated with the production of the product.  If Sequoia’s customer utilizes in-store fulfillment, its customer pays the cost of goods associated with production.

Through 2007, Sequoia generated revenues through the sales of DVD products created using its technology.  During 2008, Sequoia intends to deploy its technology to create photo books and posters.  Sequoia will continue to utilize its current revenue model of receiving a royalty for each product made using its technology.

Sequoia signed its first agreement in 2004 under which it supplied its software technology to BigPlanet, a company that markets, sells, and fulfilled personal DVD products for its customers.  Through 2006 all of Sequoia’s revenues were generated through BigPlanet.  Under the terms of this agreement, BigPlanet was required to make minimum annual guaranteed payments to Sequoia in the amount of $1 million to be paid in 12 equal monthly installments.  The BigPlanet agreement included software development, software license, post-contract support and training.  As a result of the agreement terms, Sequoia determined to use the percentage-of-completion method of accounting to record the revenue for the entire contract.  Sequoia utilized the ratio of total actual costs incurred to total estimated costs incurred related to BigPlanet to determine the proportional amount of revenue to be recognized at each reporting date.

During 2006, Sequoia signed an additional agreement to provide its technology in Meijer stores.  The technology began being deployed in Meijer stores in April 2008 and has begun generating revenues in each store where the technology has been deployed.  Full deployment in all 180 Meijer stores occurred in May 2008.

In 2007, Sequoia signed an agreement with Fujicolor to deploy its technology on Fujicolor kiosks located in domestic Wal-Mart stores.  Sequoia has begun generating limited revenues through Wal-Mart and anticipates generating additional revenues through its Wal-Mart deployment during 2008.

Sequoia manufactures its DVDs in its Draper, Utah facility and uses services of local third-party vendors to produce print DVD covers and inserts and to assemble and ship final products.  Through a services agreement, Sequoia began using Qualex to manufacture DVD and print product orders for certain customers.  Qualex has deployed equipment in Allentown, Pennsylvania and Houston, Texas to manufacture Sequoia product orders.

Basis of Presentation

Net Revenues.  Sequoia generates revenues primarily from licensing the rights to customers to use its technology to create DVD products and from providing software through retail and online outlets that allow end consumers access to the technology to generate product orders which Sequoia produces and ships.  Customers then pay royalties to Sequoia on orders produced.  Sequoia’s ongoing revenue agreements are generally multiple element contracts that may include software licenses, installation and set-up, training and post contract customer support (PCS).  For some of the agreements, Sequoia produces DVDs for the end customer.  For other agreements, Sequoia provides blank DVD materials and Sequoia’s customer produces DVDs for the end customer.  For other contracts, Sequoia does not provide any materials and Sequoia’s customer fulfills the orders for the end consumer.  Vendor specific objective evidence of fair value (VSOE) does not exist for any of the elements of these contracts.  Therefore, revenue under the majority of Sequoia’s contracts is deferred until all elements of the contract have been delivered except for the training and PCS.  At that time, the revenue is recognized over the remaining term of the contract on a straight-line basis.  Beginning in 2008, Sequoia will allow customers to place orders via its website and pay using credit cards.  Revenues for orders placed online will be recognized upon shipment of the product.

As Sequoia expands its product offering through additional customers, Sequoia believes its business and revenues will be subject to seasonal fluctuations prevalent in the photo industry.  A substantial portion of its revenues will likely occur during the holiday season in the fourth quarter of the calendar year.  Sequoia expects to experience lower net revenues during the first, second and third quarters than it experiences in the fourth quarter.  This trend follows the typical photo and retail industry patterns.

Sequoia has begun tracking key metrics to understand and project revenues and costs in the future, which include the following:

Average Order Size.  Average order size includes the number of products per order and the net revenues for a given period of time divided by the total number of customer orders recorded during that same period.  As Sequoia expands its product offerings, it expects to increase the average order size in terms of products ordered and revenue generated per order.

Total Number of Orders.  For each customer, Sequoia monitors the total number of orders for a given period, which provides an indicator of revenue trends for such customer.  Sequoia recognizes the revenues associated with an order when the products have been shipped.  Orders are typically processed and shipped within three business days after a customer order is received.

Sequoia believes the analysis of these metrics provides it with important information on its overall revenue trends and operating results.  Fluctuations in these metrics are not unusual and no single factor is determinative of its net revenues and operating results.

Cost of Revenues.  Sequoia’s cost of revenues consist primarily of direct materials including DVDs, DVD cases, picture sheet inserts, third-party printing, assembly and packaging costs, payroll and related expenses for direct labor, shipping charges, packaging supplies, distribution and fulfillment activities, rent for production facilities and depreciation of production equipment.  Cost of revenues also includes payroll and related expenses for personnel engaged in customer service.  In addition, cost of revenues includes any third-party software or patents licensed, as well as the amortization of capitalized website development costs.  Sequoia capitalizes eligible costs associated with software developed or obtained for internal use in accordance with the American Institute of Certified Public Accountants, or AICPA, Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Emerging Issues Task Force, or EITF, Issue No. 00-02, “Accounting for Website Development Costs.”  Costs incurred in the development phase are capitalized and amortized in cost of revenues over the product’s estimated useful life.

Operating Expenses.  Operating expenses consist of sales and marketing, research and development and general and administrative expenses.  Sequoia anticipates that each of the following categories of operating expenses will increase in absolute dollar amounts.

Research and development expense consists primarily of personnel and related costs for employees and contractors engaged in the development and ongoing maintenance of Sequoia’s deployment of its products or various delivery platforms including online, web and shrinkwrap deployments.  These expenses include depreciation of the computer and network hardware used to run Sequoia’s website and product final products, as well as amortization of purchased software.  Research and development expense also includes co-location and bandwidth costs.

Sales and marketing expense consists of costs incurred for marketing programs and personnel and related expenses for Sequoia customer acquisition, product marketing, business development and public relations activities.

General and administrative expense includes general corporate costs, including rent for the corporate offices, insurance, depreciation on information technology equipment and legal and accounting fees.  In addition, general and administrative expense includes personnel expenses of employees involved in executive, finance, accounting, human resources, information technology and legal roles.  Third-party payment processor and credit card fees will also be included in general and administrative expense in 2008.  Sequoia also anticipates both an additional one-time cost and a continuing cost associated with public reporting requirements and compliance with the Sarbanes-Oxley Act of 2002, as well as additional costs such as investor relations and higher insurance premiums.

Interest Expense.  Interest expense consists of interest costs recognized under Sequoia’s capital lease obligations and for borrowed money.

Income Taxes.  Sequoia has been a limited liability company and not subject to entity taxation.  Going forward, Sequoia anticipates making provision for income taxes depending on the statutory rate in the countries where it sells its products.  Historically, Sequoia has only been subject to taxation in the United States.  If Sequoia continues to sell its products primarily to customers located within the United States, Sequoia anticipates that its long-term future effective tax rate will be between 38% and 45%, without taking into account the use of any of Sequoia’s net operating loss carry forwards.  However, Sequoia anticipates that in the future it may further expand its sales of products to customers located outside of the United States, in which case it would become subject to taxation based on the foreign statutory rates in the countries where these sales took place and our effective tax rate could fluctuate accordingly.

Critical Accounting Policies and Estimates

Use of Estimates.  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition and Deferred Revenue.  The Company’s revenue contracts generally include a software license and post-contract support (PCS), and may include training, implementation, and other services such as product fulfillment services.  Because the contracts generally include the delivery of a software license, the Company accounts for the majority of its revenue contracts in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions.  SOP 97-2 applies to activities that represent licensing, selling, leasing, or other marketing of computer software.  SOP 97-2 generally provides that until vendor specific objective evidence (VSOE) of fair value exists for the various components within the contract, that revenue is deferred until delivery of all elements except for PCS and training has occurred.

After all elements are delivered except for PCS and training, deferred revenue is recognized over the remaining term of the contract.  Because of the Company’s limited sales history, it does not have VSOE for the different components that may be included in sales contracts.

The Company records billings and cash received in excess of revenue earned as deferred revenue. The deferred revenue balance generally results from contractual commitments made by customers to pay amounts to the Company in advance of revenues earned. Revenue earned but not billed is classified as unbilled accounts receivable in the balance sheet.  The Company bills customers as payments become due under the terms of the customer’s contract. The Company considers current information and events regarding its customers and their contracts and establishes allowances for doubtful accounts when it is probable that it will not be able to collect amounts due under the terms of existing contracts.

Accounting for Equity Based Compensation.  The Company accounts for equity-based-based compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R) (revised 2004), Share-Based Payment which requires recognition of expense (generally over the vesting period) based on the estimated fair value of equity-based payments granted.

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Results of Operations

Comparison of the Three Months Ended March 31, 2008 and 2007

Revenues.

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	% Change
Revenues	$ 73,496	$ 173,911	(58%)

Total revenues decreased $100,415, or 58 percent, for the three months ended March 31, 2008, as compared to the same period in 2007. The decrease in revenue is due to the expiration of Sequoia’s agreement with BigPlanet on December 31, 2007.

Four customers accounted for a total of 94 percent of Sequoia’s revenues for the three months ending March 31, 2008 (individually 51 percent, 17 percent, 15 percent, and 11 percent) compared to one customer accounting for all of the revenue for the same period in 2007. No other single customer accounted for more than 10 percent of Sequoia’s total revenues for the three months ended March 31, 2008 or the same period in 2007.

Operating Expenses.

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	% Change
Cost of Goods Sold	$173,097	$21,615	701%
Research and Development	560,377	344,429	63%
Selling and Marketing	517,161	298,817	73%
General and Administrative	1,144,240	597,120	92%
Depreciation and Amortization	56,998	43,245	32%
Interest Expense	71,289	342,242	(79%)

Sequoia’s cost of goods sold expense increased $151,482, or 701%, for the three months ended March 31, 2008, as compared to the same period in 2007. The increase is primarily due to the change in the type of work being performed in 2008 versus 2007. In 2007, Sequoia primarily supplied software technology to build DVD movies for a single customer – BigPlanet. In 2008, Sequoia has multiple customers and the cost of goods sold includes not only fulfillment costs, but also includes a portion of the sale of hardware to one of Sequoia’s customers that purchased fulfillment equipment from Sequoia. (Both the revenue and costs associated with this contract are being recognized over the life of the contract.)

Sequoia’s research and development expense increased $215,948, or 63%, for the three months ended March 31, 2008 as compared to the same period in 2007.  The increase is attributable to additional personnel and related costs for new employees and consultants involved with technology development for deployments and ongoing maintenance of Sequoia’s products in Wal-Mart on kiosks, with various retailers online and with various retailers in the form of hard good kits.

Selling and marketing expense increased $218,344, or 73%, for the three months ended March 31, 2008, as compared to the same period in 2007. The increase is primarily due to additional personnel and related costs for new employees and consultants involved with Sequoia’s increased marketing efforts directed at mass retailers.

Sequoia’s general and administrative expense increased $547,120, or 92%, for the three months ended March 31, 2008, as compared to the same period in 2007. The increase is primarily due to an increase in consulting and outside services of approximately $210,000 as a result of the consulting agreement with Amerivon (see “Sequoia Transactions and Relationships” below, for more information on this consulting agreement). An increase of approximately $113,000 is attributable to increased professional consulting services provided by accounting, financial and legal services associated with Sequoia’s funding activities and pursuit of the Merger Agreement with Secure Alliance. Approximately $80,000 of the increase is attributable to an increase in benefits expense due to the increase in average headcount from year to year. Finally, approximately $70,000 of the increase is attributable to a bonus accrual, and approximately $39,000 is attributable to an increase in stock-based compensation expense due to an increase in options year to year.

Depreciation and amortization expense increased $13,753, or 32%, for the three months ended March 31, 2008, as compared to the same period in 2007. The increase is primarily due to the purchase of computer equipment deployed to fulfill product for new customer accounts and for office furniture and equipment for new employees which began to be depreciated by Sequoia.

Sequoia’s interest expense decreased $270,953, or 79%, for the three months ended March 31, 2008, as compared to the same period in 2007. The decrease is due to the conversion of Sequoia’s convertible debt into equity in May 2007.  To fund operations, Sequoia undertook a large private offering consisting of 12-month convertible debt, bearing interest at 10%.  The offering was taken in its entirety by Amerivon, who invested a total of $830,000.  In August of 2006, Amerivon invested an additional $1,560,000 in a convertible debt offering, bearing interest at 9%, intended to bridge Sequoia to a subsequent preferred equity offering targeting $5 to $7 million.

In December 2006, Sequoia entered into various short-term loans with members of Sequoia totaling $265,783 to fund operations until the funding transaction with Amerivon closed.  These loans bore interest at 10% per annum and were payable on or before December 31, 2007.  In May 2007, these loans were repaid.

Comparison of the Years Ended December 31, 2007 and 2006

Revenues.

	2007	2006	% Change
Revenues	$ 541,856	$ 739,200	(27%)

More than 90% of all revenues generated in 2007 and 100% in 2006 came from Sequoia’s agreement with BigPlanet.  Under the terms of the agreement, BigPlanet was obligated to pay Sequoia $1 million in annual minimum guaranteed royalties, payable in 12 equal monthly installments of $83,333.33.  Big Planet timely paid each monthly installment during each of the 24 months through 2005 and 2006.  The BigPlanet agreement included software development, software license, post-contract support and training.  Because the contract included the delivery of a software license, Sequoia accounted for the contract in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions.  SOP 97-2 applies to activities that represent licensing, selling, leasing, or other marketing of computer software.

Because the contract included services to provide significant production, modification, or customization of software, in accordance with SOP 97-2, Sequoia accounted for the contract based on the provisions of Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts, and the relevant guidance provided by SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.  In accordance with these provisions, Sequoia determined to use the percentage-of-completion method of accounting to record the revenue for the entire contract.  Sequoia utilized the ratio of total actual costs incurred to total estimated costs to determine the amount of revenue to be recognized at each reporting date.  Sequoia records billings and cash received in excess of revenue earned as deferred revenue.  The deferred revenue balance generally results from contractual commitments made by customers to pay amounts to Sequoia in advance of revenues earned.  The unbilled accounts receivable represents revenue that has been earned but which has not yet been billed.  Sequoia considers current information and events regarding its customers and their contracts and establishes allowances for doubtful accounts when it is probable that it will not be able to collect amounts due under the terms of existing contracts.

As a result of Sequoia’s use of the stated accounting methods, revenue recognition recognized income in years other that the year cash was received.  The cash received under the BigPlanet agreement was the same in 2007 and 2006, or $1 million each year.  As a result of applying the percentage-of-completion method, revenue decreased from $748,069 in 2006 to $541,856 in 2007, a 27% drop.  The change in revenue recognition in 2007 from 2006 reflects the relationship between the percentage of Sequoia’s total operating expenses directly associated with the BigPlanet agreement and those related to other activities of the Company during each respective year of the agreement.  During 2006 a much greater percentage of Sequoia’s resources were dedicated to the BigPlanet agreement than during 2007 because of Sequoia’s pursuit of and work on additional customer accounts.  The BigPlanet agreement expired on December 31, 2007.  The parties are in negotiations to continue their business relationship.

Under the original BigPlanet agreement, Sequoia provided its technology to BigPlanet for it to use to market and sell customer products.  Accordingly, Sequoia did not have material costs of goods sold associated with the BigPlanet revenues.

Sequoia maintains its cash in bank demand deposit accounts, which at times may exceed the federally insured limit.  As of December 31, 2007 and 2006, Sequoia had limited cash generating interest revenue and had not experienced any losses.

Operating Expenses.

	2007	2006	% Change
Research and Development	$1,890,852	$1,067,687	77%
Selling and Marketing	1,351,860	547,448	147%
General and Administrative	3,677,326	1,755,127	110%
Depreciation and Amortization	277,458	103,160	169%
Interest Expense	693,217	806,439	(14%)

Sequoia’s research and development expense increased $823,165, or 77%, from 2006 to 2007.  The increase is attributable to additional personnel and related costs for new employees and consultants involved with technology development for deployments and ongoing maintenance of Sequoia’s products in Wal-Mart on kiosks, with various retailers online and with various retailers in the form of hard good kits.  In August 2007, Sequoia launched a kiosk deployment in Wal-Mart and began selling its first hard good kits for the Christmas season.  Sequoia also began developing an online platform in 2007 for selling products online with initial deployment anticipated in the first quarter of 2008.

Selling and marketing expense increased $804,412, or 147%, from 2006 to 2007.  The increase was attributable to Sequoia’s increased marketing efforts directed at mass retailers and an increased presence at the Photo Marketing Association’s (“PMA”) annual trade show in February 2007.  Additional personnel were hired to assist with development of marketing materials resulting in additional personnel and associated costs of approximately $725,000.  An additional $80,000 was incurred in preparation for the PMA show to pay for floor space, booth rental and set up at the trade show held in February 2007.  Expenses were incurred during the last quarter of 2006 and the first quarter of 2007 for the PMA show.

Sequoia’s general and administrative expense increased $1,922,199, or 110%, from 2006 to 2007.  New business development and operations personnel and associated costs and sales materials accounted for approximately $801,000 of the increase.  Other costs associated with additional personnel such as health care, office furniture, computers, phones and other infrastructure costs across all departments totaled approximately $235,000.  Approximately $303,000 of the increase was attributable to an increase of contract labor associated with platform (online and point-of-scan offerings) and product development.  An increase of approximately $115,000 was attributable to increased professional consulting services provided by accounting, financial and legal services associated with Sequoia’s funding activities and pursuit of the Merger Agreement with Secure Alliance.  Sequoia’s lease payments increased as the company took out more space to house new employee growth by approximately $301,000.  Travel and entertainment costs increased approximately $121,000 as Sequoia pursued business opportunities.  Equipment taxes, licensing and telephone expenses increased by $56,000, all as a result of added personnel.

Depreciation expense increased $174,298, or 169% from 2006 to 2007 as a result of purchasing computer equipment deployed to fulfill product for new customer accounts and for office furniture and equipment for new employees which began to be depreciated by Sequoia.

Sequoia’s interest expense decreased from $806,439 in 2006 to $693,217 in 2007 due to the conversion of its convertible debt into equity during 2007.  To fund operations, Sequoia undertook a large private offering consisting of 12-month convertible debt, bearing interest at 10%.  The offering was taken in its entirety by Amerivon, who invested a total of $830,000.  In August of 2006, Amerivon invested an additional $1,560,000 in a convertible debt offering, bearing interest at 9%, intended to bridge Sequoia to a subsequent preferred equity offering targeting $5 to $7 million.

In December 2006, Sequoia entered into various short-term loans with members of Sequoia totaling $265,783 to fund operations until the funding transaction with Amerivon closed.  These loans bore interest at 10% per annum and were payable on or before December 31, 2007.  In May 2007, these loans were repaid.

Liquidity and Capital Resources.

	Unaudited
	Three Months Ended		Year Ended
	March 31,		December 31,
	2008	2007	2007	2006
Statements of Cash Flows
Cash Flows from Operating Activities	$(1,734,006)	$(858,223)	$(5,513,316)	$(1,890,640)
Cash Flows from Investing Activities	(24,720)	(51,386)	(577,295)	(414,995)
Cash Flows from Financing Activities	1,885,118	930,375	6,780,988	2,464,288

Operating Activities.  For the three months ended March 31, 2008, net cash used in operating activities was $(1,734,006) compared to $(858,223) for the same period in 2007. For 2007, net cash used in operating activities was $(5,513,316) compared to $(1,890,640) in 2006.  The changes were due primarily to Sequoia’s pursuit of new customers and development of additional delivery methods for its software technology which required substantial additional human, equipment and property resources.

Investing Activities. For the three months ended March 31, 2008, Sequoia’s cash flows from investing activities was $(24,720) compared to $(51,386) for the same period in 2007. The change was due to purchasing less property and equipment in the three months ended March 31, 2008 than in the same period in 2007.

 For 2007, Sequoia’s cash flows from investing activities were $(577,295) compared to $(414,995) in 2006.  The change resulted primarily as a result of purchasing property and equipment to allow for the fulfillment of products for customers and anticipated customers.

Financing Activities.  For the three months ended March 31, 2008, financing activities provided $1,885,118 of cash compared to $930,375 for the same period in 2007. During the three months ended March 31, 2008, Sequoia received $1.5 million from Secure Alliance in anticipation of closing the Merger Agreement. During this period, Sequoia received $414,626 from Amerivon as they exercised a portion of their warrants to purchase additional common units, and used $(29,508) for principal payments under capital obligations. During the three months ended March 31, 2007, Sequoia received $1 million from Amerivon, and $20,000 from related party notes payable. Also during this period Sequoia made payments of $(82,080) in loan costs, and $(7,545) for principal payments under capital lease obligations.

Sequoia has elected to grow its business through the use of outside capital beyond what has been available from operations to capitalize on the growth in the digital imaging industry.  During the first half of 2006 Sequoia undertook a private equity offering consisting of 12-month convertible debt, bearing interest at 10%.  The offering was taken in its entirety by Amerivon, who invested a total of $829,250.  At the time of the investment, Amerivon placed a member on Sequoia’s Board of Managers.  In August of 2006, Amerivon invested an additional $1,560,000 in a convertible debt offering, bearing interest at 10%, intended to bridge Sequoia to a subsequent preferred equity offering targeting $5 to $7 million.  During the first quarter of 2007, Amerivon provided additional bridge financing of $1,000,000 and an additional $535,000 of bridge financing during the second quarter of 2007.  In May 2007, Sequoia closed the preferred equity offering with Amerivon at which time they converted approximately $2.4 million in aggregate convertible debt held by Amerivon, together with accumulated interest into common units of Sequoia.  Amerivon also provided approximately $4.9 million in additional cash, which, along with $1.5 million of the bridge financing principle provided during 2007, plus accumulated interest, was used to purchase a total of $6.4 million worth of Sequoia’s Series B preferred.  Upon the closing of the Series B preferred offering, Amerivon placed a second member on Sequoia’s Board of Managers.

In anticipation of closing the Merger Agreement, Sequoia entered into a Loan Agreement with Secure Alliance whereby Secure Alliance agreed to extend (and has extended) to Sequoia  $2.5 million to provide operating capital through the closing of the transaction.  A total of $1 million was loaned to Sequoia during 2007, with an additional $1.5 million being loaned in 2008.  In connection with the closing of the Merger Agreement, Sequoia received approximately $7.3 million to fund operations in addition to the $2.5 million previously loaned to the Company by Secure Alliance.  Upon closing of the Merger, the $2.5 million notes payable to Secure Alliance were eliminated.  Management believes that the funds received in connection with the Merger will be sufficient to sustain operations at least through the year ending December 31, 2008.

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (SFAS 141R), Business Combinations and SFAS No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51. SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141R and SFAS 160 are effective for us beginning in the first quarter of fiscal 2010. Early adoption is not permitted. The adoption of SFAS 141R and SFAS 160 is not expected to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157 (SFAS 157), Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB issued FSP FAS 157-b which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. Effective for fiscal 2008, the Company will adopt SFAS 157 except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP FAS 157-b. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial statements.

In July 2006, the FASB issued Financial Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2007 and as a result, is effective our first quarter of fiscal 2008. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption.

Additionally, in May 2007, the FASB published FSP No. FIN 48-1 (FSP FIN 48-1), Definition of Settlement in FASB Interpretation No. 48. FSP FIN 48-1 is an amendment to FIN 48. It clarifies how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.  If the Company closes the merger with Secure Alliance Holdings Corporation as noted in note 11, the Company will be required to comply with FIN 48-1 on the merger date.  The actual impact of the adoption of FIN 48 and FSP FIN 48-1 on our consolidated results of operations and financial condition will depend on facts and circumstances that exist on the date of adoption. The Company is currently calculating the impact of the adoption of FIN 48 and FSP FIN 48-1 but does not expect it to have a material impact on the financial statements.

Off-Balance Sheet Arrangements

Sequoia does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital resources that is material to investors.

Contractual Obligations and Commitments

The following table sets forth certain contractual obligations as of March 31, 2008 in summary form:

		Less			More
		than 1	1-3	4-5	than 5
Description	Total	year	years	years	years
Long-term debt	$–	–	–	–	–
Capital lease obligations	388,085	166,162	221,923	–	–
Operating lease obligations	695,134	317,990	369,494	7,650	–
Notes payable	2,747,361	2,747,361	–	–	–
Purchase obligations	97,000	97,000	–	–	–
Other long-term liabilities under GAAP	–	–	–	–	–
Total	$3,927,580	3 ,328,513	591,417	7,650	–

As noted above, $2.5 million of the notes payable outstanding were eliminated upon the closing of the Merger with Secure Alliance.

Risk Factors

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities.  The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Company Risk Factors

Since Sequoia’s inception, it has been spending more than it makes which has required it to rely upon outside financings to fund operations.  If Sequoia is not able to generate sufficient revenues to fund its business plans, Sequoia may be required to limit operations.

Since Sequoia’s inception Sequoia has operated at a loss.  Sequoia is not currently generating sufficient revenues to cover its operating expenses.  If Sequoia’s revenues do not begin to grow or if they decline and its expenses do not slow or decline at a greater rate Sequoia may be unable to generate positive cash flows.  If Sequoia is unable to generate positive cash flow from operations Sequoia will be required to seek outside financing to continue operating at its current level or cease operations.  If new sources of financing are required, but are insufficient or unavailable, Sequoia will be required to modify its growth and operating plans to the extent of available funding, which would harm its ability to pursue our business plans.  If Sequoia ceases or stops operations, its members could lose their entire investment.  Historically, Sequoia has funded its operating, administrative and development costs through the sale of equity capital or debt financing.  If Sequoia’s plans and/or assumptions change or prove inaccurate, or Sequoia is unable to obtain further financing, or such financing and other capital resources, in addition to projected cash flow, if any, prove to be insufficient to fund operations, Sequoia’s continued viability could be at risk.  To the extent that any such financing involves the sale of Sequoia’s membership interests, the interests of Sequoia’s then existing members could be substantially diluted.  The holders of new membership interests of Sequoia may also have rights, preferences or privileges which are senior to those of Sequoia’s existing members.  There is no assurance that Sequoia will be successful in achieving any or all of these objectives over the coming year.

Sequoia anticipates its business will become highly seasonal in nature which may cause its financial results to vary significantly by quarter.

The photo retail business is very seasonal in nature with a significant proportion of recurring revenues occurring the fourth quarter of the calendar year, particularly around the Thanksgiving and Christmas holidays.  As a result, Sequoia’s financial results will be difficult to compare quarter-to-quarter.  Additionally, any disruptions in operations during the fourth quarter could greatly impact its annual revenues and have a significant adverse effect on its relationships with its customers.  Sequoia’s limited revenue and operating history makes it difficult for it to assess the impact of seasonal factors on its business or whether its business is susceptible to cyclical fluctuations in the economy.

Sequoia’s technology solutions and business approach are relatively new and if they are not accepted in the marketplace, its business could be materially and adversely affected.

Products created with Sequoia’s technology have only been available in the marketplace since 2005.  Sequoia has been pursuing a business model that requires retail and vendor partners to recognize the advantages of its technology to make it available to end consumers.  Having generated limited revenues, there can be no assurance that Sequoia’s products will receive the widespread market acceptance necessary to sustain profitable operations.  Even if its services attain widespread acceptance, there can be no assurance that Sequoia will be able to meet the demands of its customers on an ongoing basis.  Sequoia’s operations may be delayed, halted, or altered for any of the reasons set forth in these risk factors and other unknown reasons.  Such delays or failure would seriously harm Sequoia’s reputation and future operations.  If Sequoia’s products or its business model are not accepted in the market place, its business could be materially and adversely affected.

Sequoia’s product solution focuses on an aspect of the digital photo industry that has never been directly addressed in any meaningful way.  Sequoia provides a nearly finished product that takes user images and combines them with stock images to create context for user images in a themed presentation.  Sequoia also offers a unique DVD product that has not been widely sold in the marketplace in the form it offers.  The degree of market acceptance of Sequoia’s product solution results in Sequoia’s products going to the market with a high level of uncertainty and risk.  As the market for its product technology is new and evolving, it is difficult to predict the size of the market, the future growth rate, if any, or the level of premiums the market will pay for Sequoia’s services.  There can be no assurance that the market for Sequoia’s services will emerge to a profitable level or be sustainable.  There can be no assurance that any increase in marketing and sales efforts will result in a larger market or increase in market acceptance for Sequoia’s services.  If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if Sequoia’s proposed services do not achieve or sustain market acceptance, Sequoia’s proposed business, results of operations and financial condition will continue to be materially and adversely affected.

Ultimately, Sequoia’s success will depend upon consumer acceptance of its product delivery model and its largely pre-configured products.  Sequoia relies on its retail and internet vending customers to market its products to end consumers.  While Sequoia assists retailers with their marketing programs, Sequoia cannot assure that retailers will continue to market its services or that their marketing efforts will be successful in attracting and retaining end user consumers.  The failure to attract end user consumers will adversely affect Sequoia’s business.  In addition, if Sequoia’s service does not generate revenue for the retailer, whether because of failure to market it, Sequoia may lose retailers as customers, which would adversely affect its revenue.

Sequoia has for the past few years depended on a single customer for a significant portion of its revenue.  If Sequoia is unable to replace that customer and add additional customers it could materially harm its operating results, business, and financial condition.

During 2004, 2005, 2006, and 2007, over 90% of Sequoia’s revenue was derived from a single customer, BigPlanet.  Sequoia’s contract with BigPlanet expired on December 31, 2007.  Sequoia is in negotiations to continue its business relationship with BigPlanet, but it can provide no assurance that it will enter into a new agreement or what the terms of the new agreement will be.  Sequoia added several additional customer contracts during 2007, but they have not generated significant revenues to date.  If in the event Sequoia is unable to replace the revenues generated from BigPlanet and increase the revenues for current customers and enter into additional agreements with additional customers that generate revenue, Sequoia’s operations and financial results will significantly suffer, jeopardizing long-term operations.  Sequoia may not succeed in attracting new customers, as many of its potential customers have pre-existing relationships with Sequoia’s current or potential competitors.  To attract new customers, Sequoia may be faced with intense price competition, which may affect its gross margins.

Sequoia needs to develop and introduce new and enhanced products in a timely manner to remain competitive.

The markets in which Sequoia operates are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and relatively short product lives.  The pursuit of necessary technological advances and the development of new products require substantial time and expense.  To compete successfully in the markets in which Sequoia operates, Sequoia must develop and sell new or enhanced products that provide increasingly higher levels of performance and reliability.  For example, Sequoia’s business involves new digital audio and video formats, such as DVD-Video and DVD-Audio, and, more recently, the new recordable DVD formats including DVD-RAM, DVD-R/RW, and DVD+RW.

Currently, there is extensive activity in Sequoia’s industry targeting the introduction of new, high definition formats including Blue Ray®.  To the extent that competing new formats remain incompatible, consumer adoption may be delayed and Sequoia may be required to expend additional resources to support multiple formats.  Sequoia expends significant time and effort to develop new products in compliance with these new formats.  To the extent there is a delay in the implementation or adoption of these formats, Sequoia’s business, financial condition and results of operations could be adversely affected.  As new industry standards, technologies and formats are introduced, there may be limited sources for the intellectual property rights and background technologies necessary for implementation, and the initial prices that Sequoia may negotiate in an effort to bring its products to market may prove to be higher than those ultimately offered to other licensees, putting Sequoia at a competitive disadvantage.  Additionally, if these formats prove to be unsuccessful or are not accepted for any reason, there will be limited demand for Sequoia’s products.  Sequoia cannot assure you that the products it is currently developing or intend to develop will achieve feasibility or that even if it is successful, the developed product will be accepted by the market.  Sequoia may not be able to recover the costs of existing and future product development and its failure to do so may materially and adversely impact its business, financial condition and results of operations.

If Sequoia is unable to respond to customer technological demands and improve its products, its business could be materially and adversely affected.

To remain competitive, Sequoia must continue to enhance and improve the responsiveness, functionality and features of its solutions and its products.  The photo industry is characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions.  Sequoia’s success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing software offerings, develop new product offerings and technology that address the varied needs of its existing and prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.  There can be no assurance that Sequoia will successfully implement new technologies or adapt its solutions, products, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards.  If Sequoia is unable to adapt in a timely manner in response to changing market conditions or customer requirements for technical, legal, financial or other reasons, its business could be materially adversely affected.

Sequoia has and expects to continue to experience rapid growth.  If it is unable to manage its growing operations effective, Sequoia’s business could be negatively impacted.

Expected rapid growth in all areas of Sequoia’s business may place a significant strain on its operational, human, and technical resources.  Sequoia expects that operating expenses and staffing levels will increase in the future to keep pace with its customer demands and requirements.  To manage its growth, Sequoia must expand its operational and technical capabilities and manage its employee base, while effectively administering multiple relationships with various third parties, including business partners and affiliates.  Sequoia cannot assure that it will be able to effectively manage its growth.  The failure to effectively manage its growth could result in an inability to meet its customer demands, leading to customer dissatisfaction and loss.  Loss of customers could negatively impact Sequoia’s operating results.

Sequoia competes with others who provide products comparable to its products.  If Sequoia is unable to compete with current and future competitors, its business could be materially and adversely affected.

The digital photography products and services industries are intensely competitive, and Sequoia expects competition to increase in the future as current competitors improve their offerings, new participants enter the market or industry consolidation further develops.  Competition may result in pricing pressures, reduced profit margins or loss of market share, any of which could substantially harm Sequoia’s business and results of operations.  Sequoia’s success is dependent upon its ability to maintain its current customers and obtain additional customers.  Digital image services are provided by a wide range of companies.  Competitors in the market for the provision of digital imaging services include Snapfish (a Hewlett-Packard service), Pixology plc, LifePics, and Shutterfly among numerous others.  In addition, end consumers have a wide variety of product choices such as prints, photo books, calendars, and other print and image products.  Sequoia competes for photo imaging output dollars with its DVD and other product offerings.  Internet portals and search engines such as Yahoo!, AOL and Google also offer digital photography solutions, and home printing solutions offered by Hewlett Packard, Lexmark, Epson, Canon and others.  Most of Sequoia’s competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name and product recognition, and larger existing customer bases.  Although Sequoia has been able to enter into relationships with many potential competitors, it cannot provide any assurance its relationships will continue or that its competitors will not pursue their own product solutions that Sequoia currently provides to them.  With the large and varied competitors and potential competitors in the marketplace, Sequoia cannot be certain that it will be able to compete successfully against current and future competitors.  If Sequoia is unable to do so, it will have a material adverse effect on its business, results of operations and financial condition.

Sequoia relies on its ability to download software and fulfill orders for its customers.  If Sequoia is unable to maintain reliability of its network solution it may lose both present and potential customers.

Sequoia’s ability to attract and retain customers depends on the performance, reliability and availability of its services and fulfillment network infrastructure.  Sequoia may experience periodic service interruptions caused by temporary problems in its own systems or software or in the systems or software of third parties upon whom it relies to provide such service.  Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and interrupt Sequoia’s services.  Computer viruses, electronic break-ins or other similar disruptive events also could disrupt its services.  System disruptions could result in the unavailability or slower response times of the websites Sequoia hosts for its customers, which would lower the quality of the consumers’ experiences.  Service disruptions could adversely affect its revenues and, if they were prolonged, would seriously harm its business and reputation.  Sequoia does not carry business interruption insurance to compensate for losses that may occur as a result of these interruptions.  Sequoia’s customers depend on Internet service providers and other website operators for access to its systems.  These entities have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to Sequoia’s systems.  Moreover, the Internet network infrastructure may not be able to support continued growth.  Any of these problems could adversely affect Sequoia’s business.

The infrastructure relating to Sequoia’s services are vulnerable to unauthorized access, physical or electronic computer break-ins, computer viruses and other disruptive problems.  Internet service providers have experienced, and may continue to experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees and others.  Anyone who is able to circumvent Sequoia’s security measures could misappropriate proprietary information or cause interruptions in its operations.  Security breaches relating to its activities or the activities of third-party contractors that involve the storage and transmission of proprietary information could damage its reputation and relationships with its customers and strategic partners.  Sequoia could be liable to its customers for the damages caused by such breaches or it could incur substantial costs as a result of defending claims for those damages.  Sequoia may need to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches.  Security measures taken by Sequoia may not prevent disruptions or security breaches.

Sequoia relies on third parties for the development and maintenance of photo kiosks and backend Internet connections to reach its customers and such dependence on third parties may impair its ability to generate revenues.

Sequoia’s business relies on the use of third party photo kiosks and Internet systems and connections as a convenient means of consumer interaction and commerce.  The success of Sequoia’s business will depend on the ability of its customers to use such third party photo kiosks and Internet systems and connections without significant delays or aggravation.  As such, Sequoia relies on third parties to develop and maintain reliable photo kiosks and to provide Internet connections having the necessary speed, data capacity and security, as well as the timely development of complementary products such as high-speed modems, to ensure its customers have reliable access to its services.  The failure of Sequoia’s customer photo kiosk providers and the Internet to achieve these goals may reduce its ability to generate significant revenue.

Sequoia’s penetration of a broader consumer market will depend, in part, on continued proliferation of high speed Internet access for customers using kiosk and vendors providing its software and products via the Internet.  The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic.  As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it.  In addition, increased users or bandwidth requirements may harm the performance of the Internet.  The Internet has experienced a variety of outages and other delays and it could face outages and delays in the future.  These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of products and services, which would cause Sequoia’s revenue to decrease.  The infrastructure and complementary products or services necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully or in a timely manner.

Sequoia has relied upon its ability to produce products with its proprietary technology to establish customer relationships.  If Sequoia is unable to protect and enforce its intellectual property rights, Sequoia may suffer a loss of business.

Sequoia’s success and ability to compete depends, to a large degree, on its current technology and, in the future, technology that it might develop or license from third parties.  To protect its technology, Sequoia has used the following: confidentiality agreements, retention and safekeeping of source codes, and duplication of such for backup.  Despite these precautions, it may be possible for unauthorized third parties to copy or otherwise obtain and use Sequoia’s technology or proprietary information.  In addition, effective proprietary information protection may be unavailable or limited in certain foreign countries.  Litigation may be necessary in the future to: enforce its intellectual property rights, protect its trade secrets, or determine the validity and scope of the proprietary rights of others.  Such misappropriation or litigation could result in substantial costs and diversion of resources and the potential loss of intellectual property rights, which could impair Sequoia’s financial and business condition.  Although currently Sequoia is not engaged in any form of litigation proceedings in respect to the foregoing, in the future, Sequoia may receive notice of claims of infringement of other parties' proprietary rights.  Such claims may involve internally developed technology or technology and enhancements that Sequoia may license from third parties.  Moreover, although Sequoia sometimes may be indemnified by third parties against such claims related to technology that Sequoia has licensed, such infringements against the proprietary rights of others and indemnity there from may be limited, unavailable, or, where the third party lacks sufficient assets or insurance, ineffectual.  Any such claims could require Sequoia to spend time and money defending against them, and, if they were decided adversely to Sequoia, could cause serious injury to its business operations.

The future success of Sequoia’s business depends on continued consumer adoption of digital photography.

Sequoia’s growth is highly dependent upon the continued adoption by consumers of digital photography.  The digital photography market is rapidly evolving, characterized by changing technologies, intense price competition, additional competitors, evolving industry standards, frequent new service announcements and changing consumer demands and behaviors.  To the extent that consumer adoption of digital photography does not continue to grow as expected, Sequoia’s revenue growth would likely suffer.  Moreover, Sequoia faces significant risks that, if the market for digital photography evolves in ways that Sequoia is not able to address due to changing technologies or consumer behaviors, pricing pressures, or otherwise, its current products and services may become unattractive, which would likely result in the loss of customers and a decline in net revenues and/or increased expenses.

Other companies’ intellectual property rights may interfere with Sequoia’s current or future product development and sales.

Sequoia has not conducted routine comprehensive patent search relating to its business models or the technology it uses in its products or services.  There may be issued or pending patents owned by third parties that relate to Sequoia’s business models, products or services.  If so, Sequoia could incur substantial costs defending against patent infringement claims or it could even be blocked from engaging in certain business endeavors or selling its products or services.  Other companies may succeed in obtaining valid patents covering one or more of Sequoia’s business models or key techniques Sequoia utilizes in its products or services.  If so, Sequoia may be forced to obtain required licenses or implement alternative non-infringing approaches.  Sequoia’s products are designed to adhere to industry standards, such as DVD-ROM, DVD-Video, DVD-Audio and MPEG video.  A number of companies and organizations hold various patents that claim to cover various aspects of DVD, MPEG and other relevant technology.  Sequoia has entered into license agreements with certain companies and organizations relative to some of these technologies.  Such license agreements may not be sufficient in the future to grant Sequoia all of the intellectual property rights necessary to market and sell its products.

Sequoia’s products rely upon the use of copyrighted materials that it licenses and its inability to obtain needed licenses, remain compliant with existing license agreements, or effectively account for and pay royalties to third parties could substantially limit product development and deployment.

Sequoia’s products incorporate copyrighted materials in the form of pictures, video, audio, music, and fonts.  Sequoia actively monitors the use of all copyrighted materials and pays up-front and usage royalties as it fulfills customer orders for products.  If Sequoia were unable to maintain appropriate licenses for copyrighted works, it would be required to limit its product offerings, which would negatively impact its revenues.  Sequoia also seeks to license popular works to build into its products and the photo merchandizing market is extremely competitive.  In the event Sequoia is unable to license works because its technology is not competitive or it has inadequate capital to pay royalties, it may not be able to effectively compete for photo-product production business which would seriously impart its ability to sell products.

Sequoia could be liable to some of its customers for damages that they incur in connection with intellectual property claims.

Sequoia has exposure to potential liability arising from infringement of third-party intellectual property rights in its license agreements with customers.  If Sequoia is required to pay damages to or incur liability on behalf of its customers, its business could be harmed.  Moreover, even if a particular claim falls outside of Sequoia’s indemnity or warranty obligations to its customers, its customers may be entitled to additional contractual remedies against it, which could harm Sequoia’s business.  Furthermore, even if Sequoia is not liable to its customers, its customers may attempt to pass on to it the cost of any license fees or damages owed to third parties by reducing the amounts they pay for its products.  These price reductions could harm Sequoia’s business.

Legislation regarding copyright protection or content interdiction could impose complex and costly constraints on Sequoia’s business model.

Because of its focus on automation and high volumes, Sequoia’s operations do not involve, for the vast majority of its sales, any human-based review of content.  Although use of its software technology terms of use specifically require customers to represent that they have the right and authority to reproduce the content they provide and that the content is in full compliance with all relevant laws and regulations, Sequoia does not have the ability to determine the accuracy of these representations on a case-by-case basis.  There is a risk that a customer may supply an image or other content that is the property of another party used without permission, that infringes the copyright or trademark of another party, or that would be considered to be defamatory, pornographic, hateful, racist, scandalous, obscene or otherwise offensive, objectionable or illegal under the laws or court decisions of the jurisdiction where that customer lives.  There is, therefore, a risk that customers may intentionally or inadvertently order and receive products from Sequoia that are in violation of the rights of another party or a law or regulation of a particular jurisdiction.  If Sequoia should become legally obligated in the future to perform manual screening and review for all orders destined for a jurisdiction, Sequoia will encounter increased production costs or may cease accepting orders for shipment to that jurisdiction which could substantially harm its business and results of operations.

The loss of any of Sequoia’s executive officers, key personnel, or contractors would likely have an adverse effect on its business.

Sequoia’s greatest resource in developing and launching its products is its labor.  Sequoia is dependent upon its management, employees, and contractors for meeting its business objectives.  In particular, the original founders and members of the senior management team play key roles in Sequoia’s business and technical development.  Sequoia does not carry key man insurance coverage to mitigate the financial effect of losing the services of any of these key individuals.  Sequoia’s loss of any of these key individuals most likely would have an adverse effect on its business.

If the collocation facility where much of Sequoia’s Internet computer and communications hardware is located fails, its business and results of operations would be harmed.  If Sequoia’s Internet service to its primary business office fails, its business relationships could be damaged.

Sequoia’s ability to provide its services depends on the uninterrupted operation of its computer and communications systems.  Much of its computer hardware necessary to operate its Internet service for downloading software and receiving customer orders is located at a single third party hosting facility in Salt Lake City, Utah.  Sequoia’s systems and operations could suffer damage or interruption from human error, fire, flood, power loss, telecommunications failure, break-ins, terrorist attacks, acts of war and similar events.  Sequoia does have some redundant systems in multiple locations, but if its primary location suffers interruptions its ability to service customers quickly and efficiently will suffer.

Sequoia’s technology may contain undetected errors that could result in limited capacity or an interruption in service.

The development of Sequoia’s software and products is a complex process that requires the services of numerous developers.  Sequoia’s technology may contain undetected errors or design faults that may cause its services to fail and result in the loss of, or delay in, acceptance of its services.  If the design fault leads to an interruption in the provision of Sequoia’s services or a reduction in the capacity of its services, Sequoia would lose revenue.  In the future, Sequoia may encounter scalability limitations that could seriously harm its business.

Sequoia may divert its resources to develop new product lines, which may result in changes to its business plan and fluctuations in its expenditures.

As Sequoia has developed its technology, customers have required Sequoia to develop various means of deploying its products.  In order to remain competitive and work around deployment issues inherent in working with third party kiosk providers, Sequoia is continually developing new deployments and product lines.  Sequoia recently developed a new point-of-scan product to provide customers with an alternative to getting its products from retail kiosks that are sometimes busy or out of order.  The development of new product types may result in increased expenditures during the development and implementation phase, which could negatively impact Sequoia’s results of operations.  In addition, Sequoia is a small company with limited resources and diverting these resources to the development of new product lines may result in reduced customer service turn around times and delays in deploying new customers.  These delays could adversely affect Sequoia’s business and results of operations.

Sequoia may undertake acquisitions to expand its business, which may pose risks to its business and dilute the ownership of existing members.

The digital photo industry is undergoing significant changes.  As Sequoia pursues its business plans, Sequoia may pursue acquisitions of businesses, technologies, or services.  Sequoia is unable to predict whether or when any prospective acquisition will be completed.  Integrating newly acquired businesses, technologies or services is likely to be expensive and time consuming.  To finance any acquisitions, it may be necessary to raise additional funds through public or private financings.  Additional funds may not be available on favorable terms and, in the case of equity financings, would result in additional dilution to Sequoia’s existing members.  If Sequoia does acquire any businesses, if Sequoia is unable to integrate any newly acquired entities, technologies or services effectively, its business and results of operations may suffer.  The time and expense associated with finding suitable and compatible businesses, technologies, or services could also disrupt Sequoia’s ongoing business and divert management’s attention.  Future acquisitions by Sequoia could result in large and immediate write-offs or assumptions of debt and contingent liabilities, any of which could substantially harm its business and results of operations.

Requirements under client agreements and Sequoia’s method of delivering products could cause the deferral of revenue recognition, which could harm its operating results and adversely impact its ability to forecast revenue.

Sequoia’s agreements with clients provide for various methods of delivering its technology capability to end consumers and may include service and development requirements in some instances.  As Sequoia provides point-of-scan products that require future fulfillment of products by it, Sequoia may be required to defer revenue recognition until the time the consumer submits an order to have a product fulfilled rather than at the time our point-of-scan product is sold.  In addition, if Sequoia is obligated to provide development and support services to customers, it may be required to defer certain revenues to future periods which could harm its short-term operating results and adversely impact its ability to accurately forecast revenue.

Sequoia’s pricing model may not be accepted and its product prices may decline, which could harm its operating results.

Under its current business model, Sequoia charges a royalty on each product produced using its technology rather than selling software to its customers.  If Sequoia’s customers are offered software products to purchase that do not require the payment of royalties, Sequoia’s business could suffer.  Additionally the market for photo products is intensely competitive.  It is likely that prices Sequoia’s customers charge end consumers will decline due to competitive pricing pressures from other software providers which will likely affect Sequoia’s product royalties and revenues.

Sequoia depends on third-party suppliers for media components of some of its products and any failure by them to deliver these components could limit its ability to satisfy customer demand.

Sequoia currently sources DVD media and other components for use in its products from various sources.  Sequoia does not carry significant inventories of these components and it has no guaranteed supply agreements for them.  Sequoia may in the future experience shortages of some product components, which can have a significant negative impact on its business.  Any interruption in the operations of Sequoia’s vendors of sole components could affect adversely its ability to meet its scheduled product deliveries to customers.  If Sequoia is unable to obtain a sufficient supply of components from its current sources, it could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components.  Resulting delays or reductions in product shipments could damage customer relationships and expose Sequoia to potential damages that may arise from its inability to supply its customers with products.  Further, a significant increase in the price of one or more of these components could harm Sequoia’s gross margins and/or operating results.

Sequoia relies on sales representatives and retailers to sell its products, and disruptions to these channels would affect adversely its ability to generate revenues from the sale of its products.

A large portion of Sequoia’s projected revenues is derived from sales of products to end-users via retail channels that it accesses directly and through a third party network of sales representatives.  If Sequoia’s relationship with its sales representatives is disrupted for any reason, its relationship with its retail customers could suffer.  If Sequoia’s retail customers do not choose to market its products in their stores, Sequoia’s sales will likely be significantly impacted and its revenues would decrease.  Any decrease in revenue coming from these retailers or sales representatives and Sequoia’s inability to find a satisfactory replacement in a timely manner could affect its operating results adversely.  Moreover, Sequoia’s failure to maintain favorable arrangements with its sales representative may impact adversely its business.

Changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect Sequoia’s reported results of operations.

A change in accounting standards or practices can have a significant effect on Sequoia’s reported results and may even affect its reporting of transactions completed before the change is effective.  New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future.  Changes to existing rules or the questioning of current practices may adversely affect Sequoia’s reported financial results or the way it conducts its business.

Sequoia is vulnerable to acts of God, labor disputes, and other unexpected events.

Sequoia’s corporate business office is located in the Salt Lake City, Utah area near the major freeway running north and south through Utah.  The Salt Lake valley is also a known seismic zone.  A chemical or hazardous material spill or accident on the freeway or an earthquake or other disaster could result in an interruption in Sequoia’s business.  Sequoia’s business also may be impacted by labor issues related to its operations and/or those of its suppliers or customers.  Such an interruption could harm Sequoia’s operating results.  Sequoia is not likely to have sufficient insurance to compensate adequately for losses that Sequoia may sustain as a result of any natural disasters, labor disputes or other unexpected events.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by Sequoia to comply with these regulations could substantially harm its business and results of operations.

Sequoia is subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce.  Existing and future laws and regulations may impede the growth of the Internet or other online services.  These regulations and laws may cover taxation, restrictions on imports and exports, customs, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access and the characteristics and quality of products and services.  It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and e-commerce as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce.  Those laws that do reference the Internet are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain.  For example, the Digital Millennium Copyright Act, or DMCA, is intended, in part, to limit the liability of eligible online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others. Portions of the Communications Decency Act, or CDA, are intended to provide statutory protections to online service providers who distribute third-party content.  Sequoia relies on the protections provided by both the DMCA and CDA in conducting its business.  Any changes in these laws or judicial interpretations narrowing their protections will subject Sequoia to greater risk of liability and may increase its costs of compliance with these regulations or limit our ability to operate certain lines of business.  The Children’s Online Protection Act and the Children’s Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors.  In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.  The costs of compliance with these regulations may increase in the future as a result of changes in the regulations or the interpretation of them.  Further, any failures on Sequoia’s part to comply with these regulations may subject it to significant liabilities.  Those current and future laws and regulations or unfavorable resolution of these issues may substantially harm Sequoia’s business and results of operations.

Sequoia’s failure to protect the confidential information of its customers against security breaches and the risks associated with credit card fraud could damage its reputation and brand and substantially harm its business and results of operations.

A significant prerequisite to online commerce and communications is the secure transmission of confidential information over public networks.  Sequoia’s failure to prevent security breaches could damage its reputation and brand and substantially harm its business and results of operations for customers using online services.  Sequoia relies on encryption and authentication technology licensed from third parties to effect the secure transmission of confidential customer information, including credit card numbers, customer mailing addresses and email addresses.  Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by Sequoia to protect customer transaction data.  In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information.  Any compromise of Sequoia’s security could damage its reputation and brand and expose it to a risk of loss or litigation and possible liability, which would substantially harm its business and results of operations.  In addition, anyone who is able to circumvent Sequoia’s security measures could misappropriate proprietary information or cause interruptions in its operations.  Sequoia may need to devote significant resources to protect against security breaches or to address problems caused by breaches.

Company Stock Risk Factors

Our articles of incorporation grant our board of directors the power to designate and issue additional shares of common and/or preferred stock.

Our authorized capital consists of 250,000,000 shares of common stock and 50,000,000 shares of preferred stock.  Our preferred stock may be designated into series pursuant to authority granted by our articles of incorporation, and on approval from our board of directors. The board of directors, without any action by our shareholders,  may designate and issue shares in such classes or series as the board of directors deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute the Company’s book value per share.

Because we acquire Sequoia by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks to our investors may exist since we became public through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage for the Company. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about new public businesses, there are many people in the securities industry and business in general who view reverse merger transactions with public shell companies with suspicion. Without brokerage firm and analyst coverage, there may be fewer people aware of the Company and its business, resulting in fewer potential buyers of our securities, less liquidity, and depressed stock prices for our investors.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we are subject to Sarbanes- Oxley and, accordingly, are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws. The costs of compliance with Sarbanes-Oxley, of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, furnishing audited reports to our shareholders, and other legal, audit and internal resource costs attendant with being a public reporting company will cause our expenses to be higher than if we were privately held.

There is not now, and there may not ever be an active market for shares of our common stock.

In general, there has been very little trading activity in shares of the Company’s common stock. The small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes are generally understood to depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Because it is a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. Under applicable regulations, our common stock will generally remain a “penny stock” for such time as its per-share price is less than $5.00 (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include (i) the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2 million in the event we have been operating for at least three years or $5 million in the event we have been operating for fewer than three years, and (ii) the recognition of average revenues equal to at least $6 million for each of the last three years. We do not anticipate meeting any of the foregoing thresholds in the foreseeable future.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions because of the difficulties in effectuating trades in such securities. As a result, there is generally less trading in penny stocks than in other stock that are not penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We do not intend to pay dividends on our common stock for the foreseeable future.

Except for the Dividend to be paid to stockholders pursuant to the Merger Agreement, we do not anticipate that we will pay any dividends for the foreseeable future. Accordingly, any return on an investment in our Company will be realized, if at all, only when you sell shares of our common stock.

Our stock price has been volatile in response to market and other factors.

The market price for our common stock has been, and the market price for the our stock after the Merger may continue to be, volatile and subject to price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

•	variations in quarterly operating results from the expectations of securities analysts or investors;
•	announcements of technological innovations or new products or services by the Company or its competitors;
•	general technological, market or economic trends;
•	investor perception of the industry or prospects of the Company;
•	investors entering into short sale contracts;
•	regulatory developments; and
•	additions or departures of key personnel.

Financial Information

The financial statements of Sequoia and proforma financial information giving effect to the Merger are attached as an exhibit to this Form 8-K.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our voting securities following the completion of the Share Exchange and the closing of the Securities Purchase Agreement by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group as of June 6, 2008. Unless otherwise indicated, the address of the below-listed persons is the Company’s address, 11781 South Lone Peak Parkway, Draper, UT 84020.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class

Chett B. Paulsen (2) (3)	6,411,458	13.16%
Richard B. Paulsen (2) (4)	4,239,744	8.70%
Edward B. Paulsen (2) (5)	2,227,691	4.57%
Tod M. Turley (2) (6)	18,532,212	36.82%
John E. Tyson (2) (7)	18,590,536	36.94%
Jerrell G. Clay (2) (8)	566,703	1.15%
Stephen B. Griggs (2) (9)	475,000	<1%
Terry Dickson(2) (10)	328,705	<1%
Mark Petersen(2)	602,171	1.24
Amerivon Investments, LLC (11)	18,532,212	36.82%
Directors and Executive Officers as a group (7 persons)	33,527,782	64.97%

Total Shares Issued	48,728,130	100%

(1)
In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date. In determining the percent of common stock owned by a person or entity on June 6, 2008, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on June 4, 2008, and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the preferred and on exercise of the warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2)	These are the officers and directors of the Company.

(3)
These shares are owned of record by P&D, LP, a family limited partnership.  In addition, Chett B. Paulsen has an option to purchase 870,963 shares of stock at $0.27 per share.  Such option is not currently exercisable.

(4)
These shares are owned of record by 5 P’s in a Pod, LP, a family limited partnership.  In addition, Richard B. Paulsen has an option to purchase 870,973 shares of common stock at $0.71 per share.  Such option is not currently exercisable.

(5)
These shares are owned of record by Family Enrichment, LP, a family limited partnership.  In addition, Edward B. Paulsen has an option to purchase 609,674 shares of common stock at $0.71 per share.  Such option is not currently exercisable.

(6)
Includes (i) 16,929,640 shares owned of record by Amerivon Investments, LLC, (ii) 949,350 shares of common stock underlying currently exercisable warrants owned by Amerivon Investments, LLC, and (iii) 653,222 shares of common stock underlying currently exercisable stock options owned by Amerivon Investments, LLC  Amerivon Investments, LLC is an affiliate of Mr. Turley.

(7)
Includes (i) 58,323 shares owned of record by Mr. Tyson, (ii) 16,929,640 shares owned of record by Amerivon Investments, LLC, (iii) 949,350 shares of common stock underlying currently exercisable warrants owned by Amerivon Investments, LLC, and (iv) 653,222 shares of common stock underlying currently exercisable stock options owned by Amerivon Investments, LLC  Amerivon Investments, LLC is an affiliate of Mr. Tyson.

(8)	Includes 91,703 shares owned of record and 475,000 shares underlying currently exercisable stock options.

(9)	Represents 475,000 shares underlying currently exercisable stock options.

(10)	Includes 88,102 shares owned of record and 240,603 shares underlying currently exercisable stock options.

(11)
Includes (i) 16,929,640 shares owned of record, (ii) 949,350 shares of common stock underlying currently exercisable warrants, and (iii) 653,222 shares of common stock underlying currently exercisable options.  These shares are also attributed to Mr. Turley and Mr. Tyson as described in footnotes 6 and 7 above.

Management

In accordance with the Merger Agreement, and as a result of the Merger, our Board of Directors increased the size of the Board from two members to seven members.  The Board filled the five vacancies created by such increase by appointing as additional directors Chett B. Paulsen, Richard B. Paulsen, Edward B. Paulsen, John E. Tyson and Tod M. Turley. As a result of the Merger, our directors and executive officers are as follows:

Name	Age	Position
Chett B. Paulsen	51	President, Chief Executive Officer, Director
Richard B. Paulsen	48	Vice President, Chief Technology Officer, Director
Edward B. Paulsen	44	Secretary/Treasurer, Chief Operating Officer, Director
Terry Dickson	50	Vice President Marketing and Business Development
Tod M. Turley	46	Director
John E. Tyson	65	Director
Jerrell G. Clay	66	Director
Stephen P. Griggs	50	Director

Chett B. Paulsen, President and Chief Executive Officer, Director.  Chett co-founded Sequoia in 2003 and serves as its President and Chief Executive Officer.  From 1998 to 2002, Chett co-founded, served as President and then as Chief Operating Officer of Assentive Solutions, Inc. (aka, iEngineer.com, Inc.), which developed visualization and collaboration technologies for rich media content that was ultimately sold to Oracle in 2002.  During his tenure with Assentive, the company raised more than $25 million in private and venture capital funding from entities including Intel, Sun Microsystems, J.W. Seligman, and T.L. Ventures.  From 1995 to 1998, Chett founded and managed Digital Business Resources, Inc., which sold communications technologies to Fortune 100 companies such as American Stores and Walgreens, among others.  From 1984 to 1995, Chett worked at Broadcast International (NASDAQ “BRIN”) playing key management roles including Executive Vice President, Vice President of Operations and President of the Instore Satellite Network and Business Television Network divisions of Broadcast where he implemented and managed technology deployment in thousands of retail locations for Fortune 500 companies.  During Chett’s tenure at BI, market capitalization rose to over $200 million.  Chett graduated from the University of Utah in 1982 with a B.S. degree in Film Studies.

Richard B. Paulsen, Vice President and Chief Technology Officer, Director.  Richard co-founded Sequoia in 2003 and serves as its Vice President and Chief Technology Officer.  From 1999 to 2003, Richard worked as a senior member of the technical staff for Wind River Systems (NASDAQ “WIND”), managing a geographically diverse software development team and continuing work on software technology Richard pioneered at Zinc Software from 1990 to 1998 as one of Zinc’s founders.  Zinc subsequently sold to Wind River in 1998.  From 1998 to 2000, Richard enjoyed a sabbatical and served as the Director of Administrative Services for Pleasant Grove City, Utah, the highest appointed office in the city.  From 1981 through 1990, Richard worked as a software consultant and programmer working for the University of Utah Department of Computer Science conducting software analysis, design and coding, and Custom Design Systems developing custom user interface tools and managing the company’s core library used by thousands of developers worldwide.  Richard graduated with a MBA degree, with an emphasis in financial and statistical methods, from the University of Utah in 1987 after receiving a B.S. degree in Computer Science from the University of Utah in 1985.

Edward “Ted” B. Paulsen, J.D., Secretary/Treasurer, Chief Operating Officer, Director.  Ted has served as legal counsel since co-founding Sequoia in 2003, and joined the company full time as Chief Operating Officer in September 2006.  From 2003 to September 2006, Ted served as the Chief Operating Officer and Corporate Secretary of Prime Holdings Insurance Services, Inc. where he helped position the company operationally and financially to secure outside capital and partner funding to support future growth beyond the company’s then current annual revenue level.  From 1995 through 2003, Ted worked as an associate and then partner with the law firm of Gibson, Haglund & Paulsen and its predecessor.  With a securities focus, Ted has assisted emerging and growing businesses with organizational, operational and legal issues and challenges.  His legal practice focused on assisting businesses properly plan and structure business transactions related to seeking and obtaining financing.  Before moving to Utah and opening the Utah office of his firm in 1996, Mr. Paulsen worked in Southern California from 1990 to 1995 with the law firm of Chapman, Fuller & Bollard where he practiced in the areas of business and employment litigation and business transactions.  Ted graduated from the University of Utah College of Law in 1990 after receiving a B.S. degree in Accounting from Brigham Young University in 1987.

Terry Dickson, Vice President of Marketing and Business Development.  Terry has served as Sequoia’s Vice President of Marketing and Business Development since May 2006.  Prior to joining Sequoia, Terry was an advisor to Sequoia from March 2004 through May 2006.  Terry brings over 25 years of relevant software marketing, sales and management experience to Sequoia.  From April 2002 to April 2006, Terry served as the Chief Executive Officer of Avinti, Inc, a venture-funded startup company developing email security software.  From September 2001 to April 2002, he served as the Vice President of Marketing at venture-backed Lane15 Software in Austin, Texas.  Prior to that, Terry was the founding Marketing Vice President at Vinca Corporation from 1998 to 2000, where he played the point role in negotiating a $92 million acquisition to Legato Systems (NASDAQ: LGTO) in 1999.  From 1993 to 1996, Terry served in several marketing positions at the LANDesk software operation of Intel Corporation, including serving as the Business Unit Manager.  He also served as Intel’s Director of Platform Marketing, and was appointed as Chairman of the Distributed Management Task Force, an industry standards body consisting of the top 200 computer hardware and software vendors.  Terry received a BS Degree in Marketing in 1980 from Brigham Young University, and an MBA degree from the University of Colorado, Boulder in 1981.

Tod M. Turley, Director.  Tod was appointed to the Board of Managers of Sequoia in March 2006, following an investment in Sequoia by Amerivon Holdings.  Tod has served as the Chairman and Chief Executive Officer of Amerivon Holdings since 2003.  Tod has also served as the Chairman and Chief Executive Officer of Amerivon Investments LLC, a subsidiary of Amerivon Holdings (“Amerivon Investments” and, together with Amerivon Holdings, “Amerivon”), since he co-founded it in April 2007.  Amerivon is a significant equity holder and investor in Sequoia.  Through its integrated approach of sales, consulting and capital, Amerivon accelerates rapid growth plans for emerging growth companies such as Sequoia.  Previously, Mr. Turley served as the Senior Vice President, Business Development of Amerivon Holdings from June 2001 to July 2003.  Prior to Amerivon, Mr. Turley was the co-founder and Senior Vice President of Encore Wireless, Inc. (private label wireless service provider with a focus on “big-box” retailers).  Earlier, he served for 13 years as a corporate attorney and executive with emerging growth companies in the telecommunications industry.  He currently serves as a director on a number of other boards of private companies, including Wireless Advocates and Smart Pack Solutions.  Tod graduated from the University of Utah in 1985 with a BA in Economics and French, and subsequently graduated from the University of Southern California with a J.D. in 1988.

John E. Tyson, Director.  John became a member of Sequoia’s Board of Managers in May 2007 as a representative of Amerivon.  John has served as the President of Amerivon Investments, LLC upon its formation in April 2007, and also serves as Executive Vice President of Amerivon Holdings.  John previously served as the President of Amerivon Holdings from May 2005 through April 2007.  Concurrently, from April 2005 through April 2007, John served as the President of Xplane Corporation, an information design firm using visual maps to make complex processes easier to understand and Corporate Visions Inc., a sales consulting and training company. Prior to that, John founded etNetworks LLC, an IT training company (broadcasting IBM courses via satellite directly to the Desktop PC) in 1997 and served as the company’s Chairman, Chief Executive Officer and President through March 2005.  From May 1980 through February 1995, John was the Chairman and Chief Executive Officer of Compression Labs, Inc. (“CLI”), a NASDAQ company developing Video Communications Systems.  CLI pioneered the development of compressed digital video, interactive videoconferencing and digital broadcast television, including the systems used in today’s highly successful Hughes DirecTV® entertainment network.  Prior to CLI, John has held executive management positions with AT&T, General Electric, and General Telephone & Electronics.  He currently serves as Chairman of the Board of Provant, Inc., is a director on a number of boards of private companies, including MicroBlend Technologies, Retail Inkjet Solutions, The Wright Company and AirTegrity (a wireless networking company) and is an Advisory Board Member of the University of Nevada-Reno, Engineering School.

Jerrell G. Clay, Director.  Jerrell has served as a Director of Secure Alliance since December 1990, and as our Chief Executive Officer since October 3, 2006.  Concurrently, Jerrell has served as the co-Founder, Chairman of the Board and Chief Executive Officer of 3 Mark Financial, Inc., an independent life insurance marketing organization, since January 1997, and has served as President of Protective Financial Services, Inc., one of the founding companies of 3 Mark Financial, Inc., since 1985.  From 1962-1985, Jerrell held various positions within the insurance industry, including general agent, branch manager, vice president and branch agency director with a major life insurance company.  Jerrell currently serves as a member of the Independent Marketing Organization’s Advisory Committee of Protective Life Insurance Company of Birmingham, Alabama and is the past President of the Houston Chapter of the Society of Financial Service Professionals. Jerrell is a Chartered Life Underwriter and a Registered Securities Principal.  Upon consummation of the Merger, Jerrell will resign as our Chief Executive Officer, but will remain a director of the Company.

Stephen P. Griggs, Director.  Stephen has served as a Director of Secure Alliance since June 2002, and was our President and Chief Operating Officer from October 3, 2006 to the effective date of the Merger and as our Principal Financial Officer and Secretary from April 20, 2007 to the effective date of the Merger.  Stephen has been primarily engaged in managing his personal investments since 2000.  From 1988 to 2000, Stephen held various positions, including President and Chief Operating Officer of RoTech Medical Corporation, a NASDAQ-traded company.  He holds a Bachelor of Science degree in Business Management from East Tennessee State University and a Bachelor of Science degree in Accounting from the University of Central Florida.  Upon consummation of the Merger, Stephen will resign as our President and Chief Operating Officer, but will remain a director of the Company.

Chett B. Paulsen, Richard B. Paulsen and Edward B. Paulsen, the original founders of Sequoia, are brothers.

Executive Compensation

Sequoia Executive Compensation

Compensation Discussion and Analysis

Sequoia’s primary objective with respect to executive compensation is to design a reward system that will align executives’ compensation with Sequoia’s overall business strategies and attract and retain highly qualified executives. The plan rewards revenue generation and achievement of revenue opportunities generated by signing contracts with retailers to carry Sequoia’s products.

The principle elements of executive compensation are salary, bonus and stock option grants.  Sequoia pays these elements of compensation to stay competitive in the marketplace with its peers.

During 2007, Sequoia participated in a Pre-IPO and Private Company Total Compensation Survey which polled 221 companies and just under 14,800 employees (the “Survey”).  Sequoia’s compensation committee, consisting of one outside manager and one executive manager, examined the software companies who participated in the Survey and determined to compensate its executives at approximately the 25th percentile because of the relative small size of Sequoia and the stage of revenue generation.  Each executive position at Sequoia is represented in the Survey and the data from such positions were used in determining the executive salary levels for 2008.  For years prior to 2008, all executives were working for salaries Sequoia determined it could afford and all were making salaries below market and below prior salary levels.

The Survey also assessed bonus and total compensation levels. Sequoia’s executive bonuses for 2008 are consistent with the Survey at about the 25th percentile.  For years prior to 2008, bonuses were determined by assessing revenue generation, contracts signed with customers including large retailers, value creation through signed contracts and general contribution to the achievement of company objectives to position the company for revenues and additional outside capital investment.  Sequoia’s compensation also considered the number of kiosks on which its products were deployed as a result of an executive’s efforts, since its products are delivered in one instance on kiosks located in major retailers.

Additional incentives in the form of options to purchase equity interests in Sequoia were granted in 2007.  Terry Dickson was granted 510,000 (444,191post Merger) options as incentive to join the company in 2006 and additional 300,000 (261,289 post Merger) options in 2007.  The total grant was negotiated between Sequoia and Mr. Dickson.  The remaining executives, Chett B. Paulsen, Richard B. Paulsen and Edward B. Paulsen have not received any option grants or equity in the company from its formation until 2007.  In September 2007, Sequoia’s Board of Managers approved stock option grants to the original founders as recognition of their efforts in generating revenues, signing major retail accounts, positioning the company for future growth and to provide additional incentive to continue in their management positions through a critical time of revenue and operational growth.  The options vest over three years, with 50% vesting upon completion of one year of employment from the date of grant, or September 28, 2008, with the balance vesting monthly on a pro-rata basis over the following 24 months.

In considering the elements of compensation, Sequoia considers its current cash position in determining whether to adjust salaries, bonuses and stock option grants.  Sequoia, as a small private company, has used its outside directors who sit on its Board of Managers (Tod M. Turley and John E. Tyson) to help guide the executive compensation.

Summary Compensation Table
Name	Year	Salary ($)	Bonus ($)	Stock Option ($)	Total ($)
Chett B. Paulsen, CEO, President, Manager	2005	144,000	-		144,000
	2006	163,167	144,400		307,567
	2007	199,375	138,937	27,322(1)	365,634
Richard B. Paulsen, CTO, Manager	2005	120,000	-		120,000
	2006	142,917	129,500		272,417
	2007	183,333	118,125	27,322(1)	328,780
Edward B. Paulsen, CFO, COO, Manager	2005	-	-		-
	2006	44,423	53,495		97,918
	2007	173,854	88,000	19,125(2)	280,979
Terry Dickson, VP Business Development	2005	-	-		-
	2006	103,231	131,625		234,856
	2007	181,042	135,000	8,197(3)	324,239
Mark Petersen, VP Sales	2005	-	-	-	58,040(4)
	2006	25,000	6,250	-	35,703(5)
	2007	100,000	50,000	2,732(6)	152,732

(1)
Non-qualified option grant to purchase 870,963 common units at $.71 (determined to be the fair market value on the date of grant).  Option vests 50% upon completing 12 months of employment on September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

(2)
Non-qualified option grant to purchase 609,674 common units at $.71 (determined to be the fair market value on the date of grant).  The Option vests 50% upon completing of 12 months of employment at September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

(3)
Non-qualified option grant to purchase 261,289 common units at $.71 (determined to be the fair market value on the date of grant).  The Option vests 50% upon completing of 12 months of employment at September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

(4)	Independent contractor work.

(5)	Includes $4,453 of other compensation.

(6)
Non-qualified option grant to purchase 100,000 common units at $.62 (determined to be the fair market value on the date of grant).  Option vests 50% upon completing of 12 months of employment at September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

Currently, directors receive no compensation pursuant to any standard arrangement for their services as directors.  Nevertheless, we may in the future determine to provide our directors with some form of compensation, either cash or options or contractually restricted securities.

Sequoia Transactions and Relationships

In December 2006, Sequoia entered into various loans with executives of Sequoia totaling $265,783.  These loans bore interest at 10% per annum and were payable on or before December 31, 2007.  Loan origination fees of $20,005 were recorded as an asset to be amortized over the life of the loans.  On January 5, 2007, an additional $20,000 was loaned to Sequoia.  In April and May 2007, total outstanding principal, accrued interest, and loan origination fees of $285,783, $10,376, and $20,005, respectively, were repaid and the associated asset was fully amortized.

Tod M. Turley, a member of Sequoia’s Board of Managers who will become a member of our Board if the Merger is approved and consummated, serves as the Chairman and Chief Executive Officer of Amerivon Investments and Amerivon Holdings.  John E. Tyson, is also a member of Sequoia’s Board of Managers who will become a member of our Board if the Merger is approved and consummated, serves as the President of Amerivon Investments, LLC.   Amerivon is a significant investor and equity holder in Sequoia.

During 2006, Amerivon invested a total of $2,390,000 in Sequoia’s convertible debt.   At the time of its initial investment, Amerivon placed Tod M. Turley on Sequoia’s Board of Managers.  During 2007, Amerivon (i) converted $2,390,000 of Sequoia’s convertible debt into common units of Sequoia membership interests, (ii) made a $2,000,000 bridge loan that was later converted in Series B Preferred Units of Sequoia membership interests (the “Series B preferred”) and (iii) purchased an additional $4,400,000 of Series B preferred.  Upon the closing of the Series B preferred offering, Amerivon placed John E. Tyson on Sequoia’s Board of Managers.  Amerivon converted all of its preferred units to common units in connection with the consummation of the Merger.  In exchange for the conversion, Amerivon also received an additional 1,525,000 shares of Sequoia’s common units.

Additionally, Sequoia entered into a consulting agreement with Amerivon on August 1, 2007 whereby Amerivon will receive $775,000 for advising Sequoia will regard to financial transactions and preparing for entering the public market.  The consulting agreement called for payment of $10,000 per month for six months from August 2007 to January 2008, with additional payments of $119,166 for the following six months.  Amerivon agreed to defer receipt of $109,116 each month until such time as the Sequoia has additional cash available.

Sequoia requires full Board of Managers review of any transaction that may result in the payment of more than $10,000 to any officer, director or related affiliate of Sequoia.  Any member of the Board of Managers that is party to a transaction under review is required to abstain from the Board of Managers vote and does not participate in the meeting during which a final vote is taken on the matter.  All members of the Board of Managers are charged with applying the procedures for related party transactions.  Such procedures are in writing and kept by Sequoia’s corporate secretary.  Each related party transaction during 2007 and 2008 followed Sequoia’s procedure for handling related party transactions.

Description of Securities

We are authorized to issue up to 250,000,000 shares of common stock, $.01 par value and 50,000,000 shares of preferred stock, $.01 par value. As of June 6, 2008, there were 48,728,130 shares of our common stock issued and outstanding and no shares of preferred stock issued or outstanding.  The following is a summary  of  the  material  rights  and  privileges  of  our  common  stock and preferred stock.

Common Stock

Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefrom, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and nonassessable.

Preferred Stock

Our Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board.  The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock.  The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

Although we have no present intent to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

Our common stock has traded over-the-counter on the Pink Sheets under the symbol “SAHC.PK” since June 19, 2007.  From March 26, 2003 to June 18, 2007, our common stock traded over-the-counter on the Pink Sheets under the symbol “ATMS”.  From February 1998 to March 25, 2003, our common stock traded on the NASDAQ stock market under the symbol “ATMS”.  As of June 9, 2008, our post merger, post reverse split trading symbol on the Pink Sheets is “AVMC.PK”.  The following table sets forth the quarterly high and low bid information for our common stock for the two-year period ended September 30, 2007 and through May 28, 2008:

	High Bid*	Low Bid*
Fiscal Year Ended September 30, 2006

First Fiscal Quarter	$.40	$.22
Second Fiscal Quarter	$.37	$.23
Third Fiscal Quarter	$.35	$.27
Fourth Fiscal Quarter	$.42	$.22

Fiscal Year Ended September 30, 2007

First Fiscal Quarter	$.48	$.35
Second Fiscal Quarter	$.67	$.46
Third Fiscal Quarter	$.96	$.62
Fourth Fiscal Quarter	$.90	$.35

Fiscal Year Ended September 30, 2008

First Fiscal Quarter	$.87	$.60
Second Fiscal Quarter	$.68	$.53
Third Fiscal Quarter (through May 28, 2008)	$.55	$.30

*These prices do not give effect to the 1-for-2 reverse stock split approved in connection with the merger.

Holders

As of June 6, 2008 there were 48,728,130 shares of common stock outstanding and approximately 1,031 stockholders of record.

Transfer Agent and Registrar

Our transfer agent is Computershare, 350 Indiana Street, Suite 800, Golden, CO 80401; telephone (303) 262-0600.

Dividend Policy

Except for the $2,000,000 Dividend that we have paid to our stockholders of record as of April 16, 2008, we have not paid any cash dividends on our common stock to date and do not anticipate we will pay dividends in the foreseeable future. The payment of dividends in the future will be contingent upon revenues and earnings, if any, capital requirements, and our general financial condition. The payment of any dividends will be within the discretion of the then Board of Directors. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the business operations. Accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Warrants, Options and Convertible Debt

There are no outing options or warrants that would entitle any person to purchase Sequoia membership interests.  Currently, there are outstanding options and warrants to purchase shares of the Company’s common stock. Information about outstanding options and warrants is as follows:

Holder	Shares Underlying Option/Warrant (1)	Exercise Price (1)	Expiration Date

Jerrell G. Clay	450,000	$1.24	March 21, 2017
Stephen P. Griggs	450,000	$1.24	March 21, 2017
Chett B. Paulsen	870,963(2)	$0.71	December 31, 2012
Richard B. Paulsen	870,963(2)	$0.71	December 31, 2012
Edward B. Paulsen	609,674(2)	$0.71	December 31, 2012
Amerivon Investments, LLC.	2,909,016 (3)	(3)	(3)
Terry Dickerson	705,479(4)	(4)	(4)
Other Employees	433,739	(5)	(5)

(1)           The share amounts and exercise prices reflect the 1-for-2 reverse split associated with the Merger.
(2)           Non-vested options priced at $.71.
(3)
Includes 949,350 shares of common stock underlying currently exercisable warrants priced at $.53, 653,222 shares of common stock underlying currently exercisable options priced at $.18, 653,222 non-vested options priced at $.18 and subject to sales performance in 2008, and 653,222 options priced at $.71 and subject to sales performance vesting in 2009.

(4)	Includes 351,651 currently vested options priced at $.27, 92,540 non-vested options priced at $.27, and 261,288 non-vested options priced at $.71.
(5)	Includes options held by employees that are exercisable at prices ranging from $.41 to $.71 and which expire at various times from September 10, 2011 to December 31, 2012.

Recent Sales of Unregistered Securities

For sales of unregistered securities made by the Company during the three-year period prior to the Merger, please refer to our quarterly reports and annual reports on Form 10-K, and all of such disclosures are hereby incorporated herein by this reference.

During the first half of 2006 Sequoia undertook a private offering consisting of 12-month convertible debt, bearing interest at 10%.  The offering was taken in its entirety by Amerivon, who invested a total of $829,250.  In August of 2006, Amerivon invested an additional $1,564,000 in a convertible debt offering, bearing interest at 10%, intended to bridge Sequoia to a subsequent preferred equity offering targeting $5 to $7 million.  During the first quarter of 2007, Amerivon provided additional bridge financing of $1,000,000 and an additional $535,000 of bridge financing during the second quarter of 2007.  In May 2007, Sequoia closed the preferred equity offering with Amerivon at which time they converted approximately $2.4 million in aggregate convertible debt held by Amerivon, together with accumulated interest into common units of Sequoia.  Amerivon also provided an additional $4 million in cash, which, along with $1.5 million of the bridge financing principle provided during 2007, plus accumulated interest, was used to purchase a total of $6.4 million worth of Sequoia’s Series B preferred.

Such membership interests were not registered and were issued in reliance on Section 4(2) of the Securities and Exchange Act of 1933, as amended.

Indemnification of Directors and Officers

The General Corporation Law of Delaware, Section 102(b)(7) provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred b them in connection with a derivative suit brought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our by-laws provide that we shall indemnify our officers and directors in any action, suit or proceeding unless such officer or director shall be adjudged to be derelict in his or her duties.

Pre –Merger Directors’ and Officers’ Insurance.                                                                                                All rights to indemnification or exculpation existing in favor of our employees, agents, directors or officers and our subsidiaries and to Mark Levenick and Raymond Landry (the “D&O Indemnified Parties”) as provided in the respective charter documents, bylaws, certificate of limited partnership or limited partnership agreement as in effect on the date of the Merger Agreement shall continue in full force and effect for a period of six (6) years from and after the closing date of the Merger Agreement (the “D&O Indemnity Period”). Immediately prior to the effective time of the Merger Agreement, we purchased a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering the D&O Indemnified Parties for claims currently covered by our existing directors’ and officers’ liability insurance policies arising in respect of acts or omissions occurring prior to the effective time amount and scope at least as favorable, in the aggregate, as our existing policies, and shall remain in effect for a period of six years after the effective time.

During the D&O Indemnity Period, we shall indemnify and hold harmless the D&O Indemnified Parties in respect of acts or omissions occurring at or prior to the closing to the fullest extent permitted by Delaware law or any other applicable laws or provided under our and our subsidiaries’ charter, bylaws, certificate of limited partnership or limited partnership agreement in effect on the date of the Merger Agreement. If we or any of our successors or assigns:

•	consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or

•	transfers or conveys all or substantially all of its properties and assets to any Person,

then, and in each such case, to the extent necessary, proper provision shall be made so that our successors and assigns shall assume the obligations set forth above.

The rights of each D&O Indemnified Party hereunder shall be in addition to any rights such Person may have under our or our subsidiaries’ charter, bylaws, certificate of limited partnership or limited partnership agreement, or under Delaware law or any other applicable laws or under any agreement of any D&O Indemnified Party with us or any of our subsidiaries.  These rights shall survive consummation of the transactions contemplated by the Merger Agreement and are intended to benefit, and shall be enforceable by, each D&O Indemnified Party.

Future Directors’ and Officers’ Insurance.  The Merger Agreement requires us to indemnify and maintain in effect directors’ and officers’ and fiduciaries’ liability insurance for each continuing director:

•	during the time such person serves on the Board of the Company or our subsidiaries; and

•	for a period of not less than six years following the time such continuing director no longer serves on the Board of the Company or our subsidiaries.

The liability insurance required hereto shall be in amount and scope at least as favorable, in the aggregate, as our policies immediately prior to the effective time with comparable terms and conditions and with comparable insurance coverage as is then in effect for the current officers and directors of the Company and our subsidiaries and whose amount and scope are reasonably satisfactory to the continuing directors.

Insurance in the Event of Dissolution.  We agree that if we are dissolved or cease to exist for any reason prior to:

•	the termination of the D&O Indemnity Period; or

•	the six-year period following the time a continuing director no longer serves as a director on the Board of the Company or our subsidiaries,

then prior to such dissolution or cessation we shall extend our then in effect directors’ and officers’ and fiduciaries’ liability insurance policy on commercially reasonable terms and conditions and with insurance coverage as comparable as possible with the insurance policy then in effect for our current officers and directors, and such extension shall provide such insurance coverage to each D&O Indemnified Party in accordance with our obligations under the Merger Agreement.  We shall prepay all premiums in connection with such extension.  These rights shall survive consummation of the transactions contemplated by the Merger Agreement and are intended to benefit, and shall be enforceable by, each D&O Indemnified Party.

Adoption of 2008 Stock Incentive Plan

As a condition to the Closing of the Merger, the Company adopted a Stock Incentive Plan (“2008 Stock Incentive Plan”) that can be used following the Closing of the Merger.  The Board of Directors believes that the adoption and approval of a long-term stock incentive plan will facilitate the continued use of long-term equity-based incentives and rewards for the foreseeable future and is in the best interests of the Company.  Shareholder approval of the 2008 Stock Incentive Plan was obtained, among other reasons, to ensure the tax deductibility by the Company of awards under the 2007 Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code. The Majority Shareholders have approved the 2008 Stock Incentive Plan.

The material features of the 2008 Stock Incentive Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the 2008 Stock Incentive Plan, the full text of which is set forth as  Exhibit 10.5 to this Form 8-K.

Description of the 2008 Plan

The following is a brief summary of certain provisions of the 2008 Plan, which summary is qualified in its entirety by the actual text of the 2008 Plan attached hereto as Annex D to this proxy statement.

The Purpose of the 2008 Plan. The purpose of the 2008 Plan is to provide additional incentives to our directors, officers, consultants, advisors and employees who are primarily responsible for our management and growth. We intend for the 2008 Plan to meet the requirements of Rule 16b-3 (“Rule 16b-3”) promulgated under the Exchange Act and that transactions of the type specified in subparagraphs (c) to (f) inclusive of Rule 16b-3 by our officers and directors pursuant to the 2008 Plan will be exempt from the operation of Section 16(b) of the Exchange Act.  Further, the 2008 Plan is intended to satisfy the performance-based compensation exception to the limitation on our tax deductions imposed by Section 162(m) of the Code with respect to those options for which qualification for such exception is intended.

Administration of the 2008 Plan.  The 2008 Plan is to be administered by a committee consisting of two or more directors appointed by the Board (the “Committee”).  The Committee will be comprised solely of “non-employee directors” within the meaning of Rule 16b-3 and, “outside directors” within the meaning of Section 162(m) of the Code, which individuals will serve at the pleasure of the Board.  In the event that for any reason the Committee is unable to act or if the Committee at the time of any grant, award or other acquisition under the 2008 Plan does not consist of two or more “non-employee directors,” or if there is no such Committee, then the 2008 Plan will be administered by the Board, provided that grants to our Chief Executive Officer or to any of our other four most highly compensated officers that are intended to qualify as performance-based compensation under Section 162(m) of the Code may only be granted by the Committee so comprised of outside directors.  Subject to the other provisions of the 2008 Plan, the Committee will have the authority, in its discretion: (i) to designate recipients of options (“Options”), stock appreciation rights (“Stock Appreciation Rights”), restricted stock (“Restricted Stock”) and other equity incentives or stock or stock based awards (“Equity Incentives”), all of which are referred to collectively as “Rights”; (ii) to determine the terms and conditions of each Right granted (which need not be identical); (iii) to interpret the 2008 Plan and all Rights granted thereunder; and (iv) to make all other determinations necessary or advisable for the administration of the 2008 Plan.

Eligibility. The persons eligible for participation in the 2008 Plan as recipients of Options, Stock Appreciation Rights, Restricted Stock or Equity Incentives include our directors, officers and employees of, and consultants and advisors to, provided that incentive stock options may only be granted to our employees.  Approximately 50 individuals will be eligible to participate in the 2008 Plan following the Merger.  In selecting participants, and determining the number of shares covered by each Right, the Committee may consider any factors that it deems relevant.

Shares Subject to the 2008 Plan.    Subject to the conditions outlined below, the total number of shares of Common Stock which may be issued pursuant to Rights granted under the 2008 Plan may not exceed 2,500,000 shares. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or similar type of corporate restructuring affecting the shares of Common Stock, the Committee will make an appropriate and equitable adjustment in the number and kind of shares reserved for issuance under the 2008 Plan and in the number and exercise price of shares subject to outstanding Options granted under the 2008 Plan, to the end that after such event each optionee’s proportionate interest will be maintained as immediately before the occurrence of such event. The Committee will, to the extent feasible, make such other adjustments as may be required under the tax laws so that any incentive stock options previously granted will not be deemed modified within the meaning of Section 424(h) of the Code.  Appropriate adjustments will also be made in the case of outstanding Stock Appreciation Rights and Restricted Stock granted under the 2008 Plan.

Options.  An option granted under the 2008 Plan is designated at the time of grant as either an incentive stock option (an “ISO”) or as a non-qualified stock option (a “NQSO”).  Upon the grant of an Option to purchase shares of Common Stock, the Committee will fix the number of shares of Common Stock that the optionee may purchase upon exercise of such Option and the price at which the shares may be purchased.  The purchase price of each share of Common Stock purchasable under an Option will be determined by the Committee at the time of grant, but may not be less than 100% of the fair market value of such share of Common Stock on the date the Option is granted; provided, however, that with respect to an optionee who, at the time an ISO is granted, owns more than 10% of the total combined voting power of all classes of our stock or of any subsidiary, the purchase price per share under an ISO must be at least 110% of the fair market value per share of the Common Stock on the date of grant.

Stock Appreciation Rights. Stock Appreciation Rights will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee.  Unless otherwise provided, Stock Appreciation Rights will become immediately exercisable and remain exercisable until expiration, cancellation or termination of the award.  Such rights may be exercised in whole or in part by giving us written notice.

Restricted Stock.  Restricted Stock may be granted under the 2008 Plan aside from, or in association with, any other award and will be subject to certain conditions and contain such additional terms and conditions, not inconsistent with the terms of the 2008 Plan, as the Committee deems desirable.  A grantee will have no rights to an award of Restricted Stock unless and until such grantee accepts the award within the period prescribed by the Committee and, if the Committee deems desirable, makes payment to the Company in cash, or by check or such other instrument as may be acceptable to the Committee.  Shares of Restricted Stock are forfeitable until the terms of the Restricted Stock grant have been satisfied.

Other Equity Incentives or Stock Based Awards.  Subject to the provisions of the 2008 Plan, the Committee may grant Equity Incentives (including the grant of unrestricted shares) to such key persons, in such amounts and subject to such terms and conditions, as the Committee in its discretion determines.  Such awards may entail the transfer of actual shares of the Common Stock to 2008 Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

Term of the Rights. The Committee, in its sole discretion, will fix the term of each Right, provided that the maximum term of an Option will be ten years.  ISOs granted to a 10% stockholder will expire not more than five years after the date of grant.  The 2008 Plan provides for the earlier expiration of Rights in the event of certain terminations of employment of the holder.

Restrictions on Transferability.  Options and Stock Appreciation Rights granted hereunder are not transferable and may be exercised solely by the optionee or grantee during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution.  The Committee, in its sole discretion, may permit a transfer of a NQSO to (i) a trust for the benefit of the optionee or (ii) a member of the optionee’s immediate family (or a trust for his or her benefit).  Any attempt to transfer, assign, pledge or otherwise dispose of, or to subject to execution, attachment or similar process, any Option or Stock Appreciation Right contrary to the provisions hereof will be void and ineffective and will give no right to the purported transferee.  Shares of Restricted Stock are not transferable until the date on which the Committee has specified such restrictions have lapsed.

Termination of the 2008 Plan. No Right may be granted pursuant to the 2008 Plan following December 31, 2018.

Amendments to the 2008 Plan.   The Board may at any time amend, suspend or terminate the 2008 Plan, except that no amendment may be made that would impair the rights of any optionee or grantee under any Right previously granted without the optionee’s or grantee’s consent, and except that no amendment may be made which, without the approval our stockholders would (i) materially increase the number of shares that may be issued under the 2008 Plan except as permitted under the 2008 Plan; (ii) materially increase the benefits accruing to the optionees or grantees under the 2008 Plan; (iii) materially modify the requirements as to eligibility for participation in the 2008 Plan; (iv) decrease the exercise price of an ISO to less than 100% of the fair market value on the date of grant thereof or the exercise price of a NQSO to less than 100% of the fair market value on the date of grant thereof; or (v) extend the term of any Option beyond that permitted in the 2008 Plan.

Federal Income Tax Consequences

Incentive Options. Options that are granted under the 2008 Plan and that are intended to qualify as ISOs must comply with the requirements of Section 422 of the Code.  An option holder is not taxed upon the grant or exercise of an ISO; however, the difference between the fair market value of the shares on the exercise date will be an item of adjustment for purposes of the alternative minimum tax.  If an option holder holds the shares acquired upon the exercise of an ISO for at least two years following the date of the grant of the option and at least one year following the exercise of the option, the option holder’s gain, if any, upon a subsequent disposition of such shares will be treated as long-term capital gain for federal income tax purposes.  The measure of the gain is the difference between the proceeds received on disposition and the option holder’s basis in the shares (which generally would equal the exercise price).  If the option holder disposes of shares acquired pursuant to exercise of an ISO before satisfying the one-and-two year holding periods described above, the option holder may recognize both ordinary income and capital gain in the year of disposition.  The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the option holder’s adjusted basis in the shares (generally the option exercise price); or (ii) the difference between the fair market value of the shares on the exercise date and the option price.  The balance of the consideration received on such disposition will be long-term capital gain if the shares had been held for at least one year following exercise of the ISO.

We are not entitled to an income tax deduction on the grant or the exercise of an ISO or on the option holder’s disposition of the shares after satisfying the holding period requirement described above.  If the holding periods are not satisfied, we will generally be entitled to an income tax deduction in the year the option holder disposes of the shares, in an amount equal to the ordinary income recognized by the option holder.

Nonqualified Options. In the case of a NQSO, an option holder is not taxed on the grant of such option.  Upon exercise, however, the participant recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of the exercise.  We are generally entitled to an income tax deduction in the year of exercise in the amount of the ordinary income recognized by the option holder.  Any gain on subsequent disposition of the shares is long-term capital gain if the shares are held for at least one year following the exercise.  We do not receive an income tax deduction for this gain.

Restricted Stock.  A recipient of restricted stock will not have taxable income upon grant, but will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares.  A recipient of restricted stock may instead, however, elect to be taxed at the time of grant.

Stock Option Appreciation Right.   No taxable income will be recognized by an option holder upon receipt of a stock option appreciation right (“SAR”) and we will not be entitled to a tax deduction upon the grant of such right. Upon the exercise of a SAR, the holder will include in taxable income, for federal income tax purposes, the fair market value of the cash and other property received with respect to the SAR and we will generally be entitled to a corresponding tax deduction.

Awards Granted Under the 2008 Stock Incentive Plan

As of the date hereof, no specific awards have been granted or are contemplated under the 2008 Stock Incentive Plan.

Anti-Dilution Protection

In the event of any changes in the capital structure of the Company, including a change resulting from a stock dividend or stock split, or combination or reclassification of shares, the Board of Directors is empowered to make such equitable adjustments with respect to awards or any provisions of the 2007 Stock Incentive Plan as it deems necessary and appropriate, including, if necessary, any adjustments in the maximum number of shares of common stock subject to the 2007 Stock Incentive Plan, the number of shares of common stock subject to and the exercise price of an outstanding award, or the maximum number of shares that may be subject to one or more awards granted to any one recipient during a calendar year.

Amendment and Termination

The Board of Directors may at any time amend or terminate the 2007 Stock Incentive Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards theretofore made under the 2007 Stock Incentive Plan without the consent of the recipient. No awards may be made under the 2007 Stock Incentive Plan after the tenth anniversary of its effective date. Certain provisions of the 2007 Stock Incentive Plan relating to performance-based awards under Section 162(m) of the Internal Revenue Code will expire on the fifth anniversary of the effective date.

Effective Date

The 2008 Stock Incentive Plan was effective immediately on the date of its approval by the stockholders of the Company.

ITEM 3.02.   UNREGISTERED SALES OF EQUITY SECURITIES.

As disclosed under Item 2.01 above, in connection with the Merger the Company issued an aggregate of approximately 38,986,114 shares of its common stock (calculated after the Reverse Stock Split) to the former holders of Sequoia’s membership units, all of which were unregistered.  For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933, as amended.  The Company relied on this exemption based on the fact that the Sequoia Shareholders were either accredited investors or persons who had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment in the Company.

ITEM 5.01.   CHANGES IN CONTROL OF REGISTRANT.

As a result of the Merger Transaction, the former members of Sequoia, now, as a group, have voting control of the Company.  As a result of the Merger Transaction, the Company has elected a new Board of Directors and appointed new officers in place of the former directors and officers of the Company.  The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.01.

ITEM 5.02.   DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

As a result of the Merger Transaction, all officers of the Company resigned and the officers of Sequoia were appointed in their place.  As a result of the Merger, the size of our Board of Directors was increased from two members to seven members.   Our pre-merger directors remained on the Board and they appointed the following persons to the Board:

Name	Age
Chett B. Paulsen	51
Richard B. Paulsen	48
Edward B. Paulsen	44
Tod M. Turley	46
John E. Tyson	65

The disclosures set forth in Item 2.01 regarding the reconstitution of the Company’s board of directors, and the resignation of the Company’s prior officers and directors, are hereby incorporated by reference into this Item 5.02.

ITEM 5.03.   AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

As part of the Merger Transaction, the Company’s Articles of Incorporation were amended to (i) change the Company’s name from Secure Alliance Holdings Corporation to aVinci Media Corporation, Inc., (ii) to increase the number of shares of common stock authorized from 100,000,000 to 250,000,000; (iii) to authorize a class of preferred stock consisting of 50,000,000 shares of $.01 par value preferred stock; and (iv) to effect a 1-for-2 reverse stock split.

In connection with the Merger, the Company’s board of directors determined on June 6, 2008 to change the fiscal year of the Company so that it ends on December 31st, corresponding with the fiscal year of Sequoia.  The Company’s report covering the relevant transition period will be filed on Form 10-K.

ITEM 7.01. REGULATION FD DISCLOSURE

            On June 6, 2008, the Company issued a press release to announce the completion of the Merger, as described in Item 2.01 of this Current Report on Form 8-K. A copy of this press release is furnished with this report as Exhibit 99.4.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS.

(a)           Not applicable.

(b)           Not applicable.

(c)           Shell Company Transactions.  As a result of its acquisition of Sequoia described in Item 2.01, the registrant is filing Sequoia’s financial information as Exhibit 99.1 to this current report.  As a result of its acquisition of Sequoia described in Item 2.01, the registrant is also filing certain pro forma financial information, which pro forma financial information is attached as Exhibit 99.1 to this current report.

(d)           Exhibits.

Exhibit	Description
2.1	Agreement and Plan of Merger dated December 6, 2007 (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 6, 2007).
2.2	Amendment to Agreement and Plan of Merger dated March 31, 2008 (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on April 4, 2008.
3.1	Articles of Merger relating to the merger of Merger Sub. with and into Sequoia, Inc. (attached)
3.2	Certificate of Amendment to Certificate of Incorporation regarding name change, increase in authorized shares, authorization of preferred stock and a reverse split. (attached)
10.1	Employment Agreement – Chett B. Paulsen (attached)
10.2	Employment Agreement – Richard B. Paulsen (attached)
10.3	Employment Agreement – Edward B. Paulsen (attached)
10.4	Employment Agreement – Terry Dickson (attached)
10.5	2008 Stock Incentive Plan (incorporated by reference to the Definitive Proxy Statement filed April 29, 2008).
99.1	Sequoia Media Group, LC – Audited Financial Statements as of and for the Years Ended December 31, 2007 and 2006 (attached)
99.2	Sequoia Media Group, LC – Unaudited Financial Statements as of March 31, 2008 and for the Three Months Ended March 31, 2008 and 2007 (attached)
99.3	Unaudited Pro Forma Condensed Combined Financial Statements of Sequoia Media Group, LC and Secure Alliance Holdings Corporation (attached)
99.4	Press Release (attached)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2008	aVINCI MEDIA CORPORATION: (Registrant) By: /s/ Chett B. Paulsen CHETT B. PAULSEN Chief Executive Officer/President

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger dated December 6, 2007 (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 6, 2007).
2.2	Amendment to Agreement and Plan of Merger dated March 31, 2008 (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on April 4, 2008.
3.1	Articles of Merger relating to the merger of Merger Sub. with and into Sequoia, Inc. (attached)
3.2	Certificate of Amendment to Certificate of Incorporation regarding name change, increase in authorized shares, authorization of preferred stock and a reverse split. (attached)
10.1	Employment Agreement – Chett B. Paulsen (attached)
10.2	Employment Agreement – Richard B. Paulsen (attached)
10.3	Employment Agreement – Edward B. Paulsen (attached)
10.4	Employment Agreement – Terry Dickson (attached)
10.5	2008 Stock Incentive Plan (incorporated by reference to the Definitive Proxy Statement filed April 29, 2008).
99.1	Sequoia Media Group, LC – Audited Financial Statements as of and for the Years Ended December 31, 2007 and 2006 (attached)
99.2	Sequoia Media Group, LC – Unaudited Financial Statements as of March 31, 2008 and for the Three Months Ended March 31, 2008 and 2007 (attached)
99.3	Unaudited Pro Forma Condensed Combined Financial Statements of Sequoia Media Group, LC and Secure Alliance Holdings Corporation (attached)
99.4	Press Release (attached)